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Exhibit (a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
PHARMERICA CORPORATION
at
$15.00 Net Per Share
by
PHILADELPHIA ACQUISITION SUB, INC.,
a wholly owned subsidiary of
OMNICARE, INC.

The Offer and withdrawal rights will expire at 12:00, midnight, New York City time, on Tuesday,
October 4, 2011, unless the Offer is extended.

        The Offer (as defined in this Offer to Purchase) is conditioned upon, among other things, (1) there being validly tendered in the Offer and not properly withdrawn prior to the expiration date of the Offer that number of shares of common stock, par value $0.01 per share, together with the associated preferred share purchase rights (the "Rights" and, together with such shares, the "Shares"), of PharMerica Corporation ("PharMerica") that, together with the Shares then owned by Omnicare, Inc. ("Omnicare") and its subsidiaries (including, without limitation, Philadelphia Acquisition Sub, Inc. ("Purchaser")), represents at least a majority of the total number of shares then outstanding calculated on a fully-diluted basis after the consummation of the Offer, (2) the board of directors of PharMerica redeeming the Rights or Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (as defined in this Offer to Purchase), or any other business combination entered into by Omnicare or any of its subsidiaries (including, without limitation, Purchaser) and PharMerica, (3) the board of directors of PharMerica having approved the Offer and the Proposed Merger, or any other business combination entered into by Omnicare or any of its subsidiaries (including, without limitation, Purchaser) and PharMerica, under Section 203 of the Delaware General Corporation Law (the "DGCL") or Purchaser being satisfied, in its sole discretion, that Section 203 of the DGCL is inapplicable to the Offer and the Proposed Merger, or any other business combination entered into by Omnicare or any of its subsidiaries (including, without limitation, Purchaser) and PharMerica, (4) the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder and (5) PharMerica not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Omnicare's or Purchaser's ability to acquire PharMerica or otherwise diminishing the expected value to Omnicare of the acquisition of PharMerica.

        The Offer is not conditioned on Purchaser obtaining financing.

        Omnicare and Purchaser are seeking to negotiate a business combination with PharMerica. Subject to applicable law, Omnicare and Purchaser reserve the right to amend the Offer (including, without limitation, amending the number of Shares to be purchased and amending the purchase price), including upon entering into a merger agreement with PharMerica, or to negotiate a merger agreement with PharMerica not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Omnicare, Purchaser and PharMerica.

        This Offer to Purchase and the related Letter of Transmittal accompanying this Offer to Purchase contain important information. We urge you to read carefully the entire Offer to Purchase and the related Letter of Transmittal prior to making a decision regarding the Offer.

        This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

        Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with any Proxy Solicitation (as defined in this Offer to Purchase) or otherwise. Any such solicitation (including such Proxy Solicitation) will be made only pursuant to separate proxy solicitation materials complying with the rules and regulations of the Securities and Exchange Commission.

The Dealer Manager for the Offer is:

September 7, 2011

 IMPORTANT

        Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a photocopy thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such photocopy), or, in the case of a transfer effected pursuant to the book-entry transfer procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," transmit an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment"), and any other required documents, to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such photocopy) or deliver such Shares pursuant to the book-entry transfer procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. If a Distribution Date (as defined in Section 15—"Certain Legal Matters; Antitrust; State Takeover Statutes; the Rights Condition; Appraisal Rights; "Going-Private" Transactions") occurs, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

        A stockholder who desires to tender such stockholder's Shares and whose certificates representing such Shares (and/or the Rights, if applicable) are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot cause all required documents to reach the Depositary prior to the Expiration Date (as defined in Section 1—"Terms of the Offer; Expiration Date") may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or your broker, dealer, commercial bank, trust company or other nominee.

 SUMMARY TERM SHEET

        Philadelphia Acquisition Sub, Inc., a wholly owned subsidiary of Omnicare, Inc., is offering to purchase all issued and outstanding shares of common stock, par value $0.01 per share, together with the associated preferred share purchase rights, of PharMerica Corporation, at a price of $15.00 per share, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal accompanying this Offer to Purchase. Unless the context otherwise requires, we refer to one share of common stock of PharMerica, together with its associated preferred share purchase right, as a "Share."

        The following are some of the questions you, as a stockholder of PharMerica, may have and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. The information contained in this summary term sheet is not complete and more detailed descriptions and explanations are contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. We urge you to read carefully the entire Offer to Purchase and the related Letter of Transmittal prior to making a decision regarding the offer.

Who is offering to purchase my Shares?

        Our name is Philadelphia Acquisition Sub, Inc. We are a Delaware corporation recently formed solely in order to make the offer and to take certain other actions in connection therewith. We are a wholly owned subsidiary of Omnicare, a leading provider of pharmaceutical care. See "Introduction" and Section 9—"Certain Information Concerning Omnicare and Purchaser."

How many Shares are you seeking to purchase and at what price?

        We are offering to purchase all the issued and outstanding Shares at a price of $15.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal accompanying this Offer to Purchase. See "Introduction." On the date of this Offer to Purchase, Omnicare is the beneficial owner of 1,000 Shares. According to recent public disclosure by PharMerica, as of July 29, 2011, 29,386,392 Shares were issued and outstanding and, as of June 30, 2011, stock options, restricted stock units and performance share units to purchase 3,862,467 Shares were issued and outstanding. Based on our examination of the publicly filed documents of PharMerica, as of June 30, 2011, there were no other stock options, restricted stock units or performance share units outstanding or rights exercisable or convertible for, or securities convertible into, Shares.

        On August 22, 2011, the last full trading day before the public announcement of our proposal to acquire all the outstanding Shares for $15.00 per Share in cash, the closing sale price of a Share on the New York Stock Exchange was $10.93. See Section 6—"Price Range of the Shares; Dividends."

Do I have to pay any brokerage or similar fees to tender?

        If you are the record owner of your Shares and you tender Shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See "Introduction."

i

Why are you making this offer?

        We are making the offer because we want to acquire control of, and ultimately acquire the entire equity interest in, PharMerica. If the offer is consummated, we intend to consummate a second-step merger with PharMerica in which PharMerica will become a wholly owned subsidiary of Omnicare and all issued and outstanding Shares that are not purchased in the offer (other than the Shares held by Omnicare or its subsidiaries (including, without limitation, us) and Shares owned by stockholders who properly exercise their appraisal rights) will be exchanged for an amount in cash per Share equal to the highest price paid per Share pursuant to the offer. See "Introduction" and Section 11—"Purpose of the Offer and the Proposed Merger."

What does the Board of Directors of PharMerica think of the offer?

        On August 23, 2011, PharMerica issued a press release in which it stated that the Board of Directors of PharMerica had unanimously determined that Omnicare's proposal to acquire PharMerica for a purchase price in cash of $15.00 per Share undervalues PharMerica and is not in the best interests of PharMerica or its stockholders.

        Within ten business days after the date of this Offer to Purchase, PharMerica is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer. See Section 10—"Background of the Offer."

Do you intend to undertake a proxy solicitation with respect to matters to be considered at the 2012 annual meeting of stockholders of PharMerica?

        We may nominate, and solicit proxies for the election of, a slate of nominees for election at PharMerica's 2012 annual meeting of stockholders. See "Introduction" and Section 11—"Purpose of the Offer and the Proposed Merger."

        Neither this Offer to Purchase nor the offer constitutes a solicitation of proxies in connection with any Proxy Solicitation or otherwise. Any such solicitation (including such Proxy Solicitation) will be made only pursuant to separate proxy solicitation materials complying with the rules and regulations of the Securities and Exchange Commission.

Do you have the financial resources to pay for the Shares?

        Yes. We will need approximately $745 million to purchase all issued and outstanding Shares pursuant to the offer and our proposed merger, to repay certain indebtedness of PharMerica in connection with the transaction and to pay related fees, commissions and expenses. Omnicare expects to contribute or otherwise advance funds to enable us to consummate the offer and our proposed merger. Omnicare plans to obtain the funds for such capital contributions or advances from a combination of available cash and borrowings under its existing credit facility.

        Omnicare expects, based upon the combination of available cash and borrowings under its existing credit facility, to have sufficient funds at the expiration of the offer to pay the offer price for all Shares tendered in the offer. The offer is not conditioned upon any financing arrangements. See Section 12—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

        No. We do not believe that our financial condition is relevant to a decision by the holders of Shares whether to tender Shares and accept the offer because: (i) the offer is being made for all issued and outstanding Shares solely for cash, (ii) we, through Omnicare, will have sufficient funds at the expiration of the offer to pay the offer price for all Shares tendered in the offer in light of Omnicare's financial resources in relation to the amount of consideration payable, (iii) the offer is not subject to any financing condition and (iv) if we consummate the offer, we expect to acquire any remaining Shares for the same cash price in our proposed merger. See Section 12—"Source and Amount of Funds."

What are the most significant conditions to the offer?

        The offer is conditioned upon, among other things, the following:

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  PharMerica stockholders must validly tender, and not properly withdraw prior to the expiration of the offer, that number of Shares that, together with the Shares then owned by Omnicare and its subsidiaries (including, without limitation, us), represents at least a majority of the total number of Shares then outstanding calculated on a fully-diluted basis after the consummation of the offer.

  •
  The Board of Directors of PharMerica must have approved the offer and our proposed merger, or any other business combination entered into by Omnicare or any of its subsidiaries (including, without limitation, us) and PharMerica, under Section 203 of the Delaware General Corporation Law or our being satisfied, in our sole discretion, that Section 203 of the Delaware General Corporation Law is inapplicable to the offer and our proposed merger, or any other business combination entered into by Omnicare or any of its subsidiaries (including, without limitation, us) and PharMerica.

  •
  PharMerica not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Omnicare's or our ability to acquire PharMerica or otherwise diminishing the expected value to Omnicare of the acquisition of PharMerica.

  •
  The Board of Directors of PharMerica must redeem the preferred share purchase rights or we must be satisfied, in our sole discretion, that such rights have been invalidated or are otherwise inapplicable to the offer and our proposed merger, or any other business combination entered into by Omnicare or any of its subsidiaries (including, without limitation, us) and PharMerica.

  •
  All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, must have expired or terminated.

        The offer is subject to certain other conditions. A more detailed discussion of the conditions to consummation of the offer may be found in "Introduction," Section 11—"Purpose of the Offer and the Proposed Merger" and Section 14—"Conditions to the Offer."

How long do I have to decide whether to tender my Shares into the offer?

        You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 12:00, midnight, New York City time, on Tuesday, October 4, 2011. If the offer is extended, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day following the date the offer was scheduled to expire. See Section 1—"Terms of the Offer; Expiration Date."

        We may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the offer, during which stockholders may tender, but not withdraw, their Shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

If a majority of the Shares are tendered, will PharMerica continue as a public company?

        If our proposed merger occurs, PharMerica will no longer be publicly owned. If the offer is consummated and our proposed merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. In addition, the Shares may no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange, and PharMerica may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 7—"Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations; Rights."

How do I accept the offer and tender my Shares?

        To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Wells Fargo Bank, N.A., the Depositary for the offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" prior to the expiration of the offer. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

If I accept the offer, when and how will I be paid for my Shares?

        If the conditions to the offer are satisfied, and we consummate the offer and accept your Shares for payment, you will receive payment for the Shares promptly following the later of the date of the expiration of the offer and the satisfaction or waiver of the conditions to the offer set forth in Section 14—"Conditions to the Offer." See Section 2—"Acceptance for Payment and Payment."

        In all cases, payment for Shares purchased pursuant to the offer will be made only after timely receipt by Wells Fargo Bank, N.A. of certificates for such Shares (or after timely confirmation of a book-entry transfer of such Shares as described in Section 3—"Procedure for Tendering Shares"), a properly completed and duly executed Letter of Transmittal (or photocopy thereof) and any other required documents for such Shares. See Section 2—"Acceptance for Payment and Payment for Shares."

Can I withdraw my previously tendered Shares?

        You may withdraw all or a portion of your tendered Shares by delivering written, telegraphic or facsimile notice to Wells Fargo Bank, N.A. prior to the expiration of the offer. Further, if we have not agreed to accept your Shares for payment within 60 days of the commencement of the offer (or such later date as may apply in case the offer is extended), you can withdraw them at any time after that 60-day period, including during any extensions of the offer, until the time we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered Shares will not apply to any subsequent offering period, if one is included. See Section 4—"Withdrawal Rights."

If I do not tender but the offer is successful, what will happen to my Shares?

        If the offer is successful, we currently intend to consummate a second-step merger with PharMerica in which PharMerica will become a wholly owned subsidiary of Omnicare. In the second-step merger, all issued and outstanding Shares that were not purchased in the offer (other than Shares held by Omnicare or its subsidiaries (including, without limitation, us) and Shares owned by stockholders who properly exercise their appraisal rights under Delaware law) will be converted into the right to receive an amount in cash per Share equal to the highest price paid per Share pursuant to the offer. Therefore, if our proposed merger takes place and you do not properly exercise your appraisal rights, the only difference between tendering your Shares and not tendering your Shares in the offer is that you will be paid earlier if you tender your Shares. See "Introduction" and Section 7—"Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations; Rights." The treatment of your Shares if our proposed merger does take place and you properly exercise your appraisal rights is discussed in Section 15—"Certain Legal Matters; Antitrust; State Takeover Statutes; the Rights Condition; Appraisal Rights; "Going-Private" Transactions."

        However, if the offer is consummated and our proposed merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. In addition, the Shares may no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange, and PharMerica may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 7—"Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations; Rights."

What is the market value of my Shares as of a recent date?

        On August 22, 2011, the last full trading day before the public announcement of our proposal to acquire all the outstanding Shares for $15.00 per Share, the closing sale price of a Share on the New York Stock Exchange was $10.93. On September 6, 2011, the last full trading day before the commencement of the offer, the closing price of a Share on the New York Stock Exchange was $14.03. Stockholders are urged to obtain a current market quotation for the Shares prior to deciding whether or not to tender. See Section 6—"Price Range of the Shares; Dividends."

Are appraisal rights available in either the offer or our proposed merger?

        Appraisal rights are not available in the offer. If our proposed merger is consummated, holders of Shares at the effective time of the merger who do not vote in favor of, or consent to, our proposed merger and who comply with Section 262 of the Delaware General Corporation Law will have the right to demand appraisal of their Shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of our proposed merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per share to be paid in our proposed merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in our proposed merger. See Section 15—"Certain Legal Matters; Antitrust; State Takeover Statutes; the Rights Condition; Appraisal Rights; "Going-Private" Transactions."

What are the U.S. federal income tax consequences of the proposed transactions?

        The receipt of cash in the offer or our proposed merger in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

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        We urge you to consult your own tax advisor about the particular tax consequences to you of the offer and our proposed merger.

        See Section 5—"Material U.S. Federal Income Tax Consequences" for a more detailed discussion of the U.S. federal income tax consequences of the offer and our proposed merger.

Whom can I call with questions?

        You can contact D.F. King & Co., Inc. by mail at 48 Wall Street, 22nd Floor, New York, NY 10005, by email at info@dfking.com or by calling toll-free at (800) 769-7666 (banks and brokers may call collect at (212) 269-5550), or you can call Goldman, Sachs & Co. at (212) 902-1000 or toll-free at (800) 323-5678, with any questions you may have. D.F. King & Co., Inc. is acting as the information agent, and Goldman, Sachs & Co. is acting as the dealer manager for the offer. See Section 17—"Certain Fees and Expenses" and the back cover of this Offer to Purchase.

 INTRODUCTION

To: All Holders of Shares of Common Stock of PharMerica:

        Philadelphia Acquisition Sub, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Omnicare, Inc., a Delaware corporation ("Omnicare"), hereby offers to purchase (1) all issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of PharMerica Corporation, a Delaware corporation ("PharMerica"), and (2) the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of PharMerica (the "Rights") issued pursuant to the Rights Agreement, dated as of August 25, 2011 (the "Rights Agreement"), between PharMerica and Mellon Investor Services LLC, as Rights Agent, at a price of $15.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Unless the context otherwise requires, all references herein to the "Shares" shall be deemed to include the associated Rights, and all references herein to the "Rights" shall be deemed to include the benefits that may inure to holders of Rights pursuant to the Rights Agreement.

        Tendering stockholders whose Shares are registered in their own name who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions. Stockholders who hold their Shares in street name through a broker, dealer, commercial bank, trust company or other nominee should check with such nominee as to whether it will charge any service fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. Any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal or the appropriate Internal Revenue Service Form W-8 may be subject to a required backup U.S. federal income tax withholding of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5—"Material U.S. Federal Income Tax Consequences." Purchaser will pay all fees and expenses of Goldman, Sachs & Co., as Dealer Manager (the "Dealer Manager"), Wells Fargo Bank, N.A. ("Wells Fargo"), as Depositary (the "Depositary"), and D.F. King & Co., Inc. ("D.F. King"), as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 17—"Certain Fees and Expenses."

        The purpose of the Offer is to enable Omnicare to acquire control of, and ultimately acquire the entire equity interest in, PharMerica. The Offer, as the first step in the acquisition of PharMerica, is intended to facilitate the acquisition of all issued and outstanding Shares. Purchaser currently intends, promptly following consummation of the Offer, to seek to have PharMerica consummate a second-step merger (the "Proposed Merger"), pursuant to which each then issued and outstanding Share (other than Shares held by Omnicare or its subsidiaries (including, without limitation, Purchaser) and Shares owned by stockholders who properly exercise their appraisal rights under Delaware law) will be converted into the right to receive an amount in cash per Share equal to the highest price paid per Share pursuant to the Offer. Under the Delaware General Corporation Law as currently in effect (the "DGCL"), if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares after the consummation of the Offer, Purchaser believes it would be able to consummate the Proposed Merger without a vote of the Board of Directors of PharMerica or the other stockholders of PharMerica. If Purchaser does not acquire at least 90% of the outstanding Shares, Purchaser would have to obtain the approval of the Board of Directors of PharMerica and the stockholders of PharMerica to effect the Proposed Merger.

        Notwithstanding the foregoing, certain terms of the Rights Agreement and certain provisions of the DGCL may affect the ability of Omnicare to obtain control of PharMerica and Purchaser's ability to consummate the Proposed Merger. The timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, the actions of the Board of Directors of PharMerica, the number of Shares, if any, acquired by Purchaser pursuant to the Offer, and whether the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, the Impairment Condition, the

HSR Condition (each as defined below) and all other conditions set forth in Section 14—"Conditions to the Offer" are satisfied or waived. There can be no assurance that the Proposed Merger will be consummated or as to the timing of the Proposed Merger if it is consummated. See Section 11—"Purpose of the Offer and the Proposed Merger" and Section 14—"Conditions to the Offer."

        We may nominate, and solicit proxies for the election of, a slate of nominees (the "Nominees") for election at PharMerica's 2012 annual meeting of stockholders (any such solicitation, a "Proxy Solicitation").

        Whether or not we propose the Proposed Merger and whether or not our Nominees are nominated and elected at PharMerica's 2012 annual meeting of stockholders, we intend, as soon as practicable after completion of the Offer, to seek maximum representation on the Board of Directors of PharMerica. We intend, promptly after the completion of the Offer, to request that some or all of the current members of the Board of Directors of PharMerica resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to take such action as may be necessary and lawful to secure control of the Board of Directors of PharMerica.

        If we propose Nominees for election at PharMerica's 2012 annual meeting of stockholders, we expect that our Nominees, subject to their fiduciary duties under applicable law, would cause the Board of Directors of PharMerica to:

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  amend the Rights Agreement or redeem the Rights, or otherwise act to satisfy the Rights Condition;

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  approve the Offer and the Proposed Merger, or otherwise act to satisfy the Section 203 Condition; and

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  take any other actions necessary to cause to permit the Proposed Merger to be consummated.

        Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with any Proxy Solicitation or otherwise. Any such solicitation (including such Proxy Solicitation) will be made only pursuant to separate proxy solicitation materials complying with the rules and regulations of the Securities and Exchange Commission (the "SEC").

        Omnicare and Purchaser are seeking to negotiate a business combination with PharMerica. Subject to applicable law, Omnicare and Purchaser reserve the right to amend the Offer (including, without limitation, amending the number of Shares to be purchased and the Offer Price) including upon entering into a merger agreement with PharMerica, or to negotiate a merger agreement with PharMerica not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Omnicare, Purchaser and PharMerica.

        The Offer is subject to the fulfillment of certain conditions, including, without limitation, the following:

        The Minimum Tender Condition.    Consummation of the Offer is conditioned upon there having been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date (as defined in Section 1—"Terms of the Offer; Expiration Date") that number of Shares that, together with the Shares then owned by Omnicare and its subsidiaries (including, without limitation, Purchaser), represents at least a majority of the total number of Shares then outstanding calculated on a fully-diluted basis after consummation of the Offer (the "Minimum Tender Condition").

        According to the Quarterly Report on Form 10-Q of PharMerica for the quarter ended June 30, 2011 (the "PharMerica 10-Q"), as of July 29, 2011, 29,386,392 Shares were issued and outstanding. According to the PharMerica 10-Q and other publicly filed documents of PharMerica, as of June 30, 2011, there were issued and outstanding stock options, restricted stock units and performance share units to purchase 3,862,467 Shares. Based on Purchaser's examination of the publicly filed documents of PharMerica, as of June 30, 2011, there were no other stock options, restricted stock units or performance share units outstanding or rights exercisable or convertible for, or securities convertible into, Shares. For purposes of the Minimum Tender Condition, "fully diluted basis" assumes that all outstanding stock options, restricted stock units and performance share units are presently exercisable and none of the stock options, restricted stock units and performance share units are exercised on a cashless basis.

        Based on the foregoing and assuming no Shares have been issued since July 29, 2011 (other than Shares issued pursuant to the exercise of the stock options or vesting of restricted stock units or performance share units referred to above), and assuming no stock options, restricted stock units or performance share units or rights exercisable or convertible for, or securities convertible into, Shares have been granted, issued or have accrued, as the case may be, since June 30, 2011, there are approximately 33,248,859 Shares outstanding on a fully diluted basis. Omnicare is the beneficial owner of 1,000 Shares. Accordingly, and subject to the foregoing, if 16,623,430 Shares were tendered and not properly withdrawn prior to the Expiration Date, the Minimum Tender Condition would be satisfied. The actual minimum number of Shares required to satisfy the Minimum Tender Condition will depend on the facts as they exist on the date of purchase.

        The Rights Condition.    Consummation of the Offer is conditioned upon the Board of Directors of PharMerica redeeming the Rights or Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger, or any other business combination entered into by Omnicare or any of its subsidiaries (including, without limitation, Purchaser) and PharMerica (the "Rights Condition"). See Section 15—"Certain Legal Matters; Antitrust; State Takeover Statutes; the Rights Condition; Appraisal Rights; "Going-Private" Transactions" for a description of the Rights.

        Unless the Rights Condition is satisfied, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares." If no Distribution Date occurs, a tender of Shares will also constitute a tender of the associated Rights.

        The Section 203 Condition.    Consummation of the Offer is conditioned upon the Board of Directors of PharMerica having approved the Offer and the Proposed Merger, or any other business combination entered into by Omnicare or any of its subsidiaries (including, without limitation, Purchaser) and PharMerica, under Section 203 of the DGCL or Purchaser being satisfied, in its sole discretion, that Section 203 of the DGCL is inapplicable to the Offer and the Proposed Merger, or any other business combination entered into by Omnicare or any of its subsidiaries (including, without limitation, Purchaser) and PharMerica (the "Section 203 Condition"). Section 203 of the DGCL prohibits a Delaware corporation from engaging in certain business combinations with specified interested stockholders for a period of three years unless certain conditions are satisfied. See Section 15—"Certain Legal Matters; Antitrust; State Takeover Statutes; the Rights Condition; Appraisal Rights; "Going-Private" Transactions."

        The HSR Condition.    Consummation of the Offer is conditioned upon the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act" and such condition, the "HSR Condition"). Under the HSR Act, certain acquisition transactions, such as the Offer and the Proposed Merger, may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain required waiting periods have expired or terminated. See Section 15—"Certain Legal Matters; Antitrust; State Takeover Statutes; the Rights Condition; Appraisal Rights; "Going-Private" Transactions."

        The Impairment Condition.    Consummation of the Offer is conditioned upon PharMerica not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Omnicare's or Purchaser's ability to acquire PharMerica or otherwise diminishing the expected value to Omnicare of the acquisition of PharMerica (the "Impairment Condition").

        Certain other conditions to the consummation of the Offer are discussed in Section 14—"Conditions to the Offer." Purchaser reserves the right (subject to the applicable rules and regulations of the SEC) to amend or waive any one or more of the terms and conditions of the Offer, including, without limitation, the Minimum Tender Condition. See Section 1—"Terms of the Offer; Expiration Date" and Section 14—"Conditions to the Offer."

        The Offer is not conditioned on Purchaser obtaining financing.

        Material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Proposed Merger are discussed in Section 5—"Material U.S. Federal Income Tax Consequences."

        In the event the Offer is terminated or not consummated, or after expiration of the Offer and pending consummation of the Proposed Merger, we may purchase additional Shares not tendered in the Offer. Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including, without limitation, the results of the Offer, our business and financial position and general economic and market conditions.

        This Offer to Purchase and the related Letter of Transmittal contain important information. We urge you to read carefully the entire Offer to Purchase and the related Letter of Transmittal prior to making a decision regarding the Offer.

 THE OFFER

1.     TERMS OF THE OFFER; EXPIRATION DATE.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00, midnight, New York City time, on Tuesday, October 4, 2011, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

        The Offer is conditioned upon the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, the Impairment Condition, the HSR Condition and all the other conditions set forth in Section 14—"Conditions to the Offer." Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the SEC, to amend or waive the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, the Impairment Condition, the HSR Condition or any other condition of the Offer if any of the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, the Impairment Condition, the HSR Condition or any of the other conditions set forth in Section 14—"Conditions to the Offer" has not been satisfied by 12:00, midnight, New York City time, on Tuesday, October 4, 2011 (or any other time then set as the Expiration Date). Subject to the applicable rules and regulations of the SEC, Purchaser also expressly reserves the right to increase or decrease the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), promptly following the Expiration Date, Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser also expressly reserves the right (but will not be obligated) (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for if any of the conditions referred to in Section 14—"Conditions to the Offer" have not been satisfied or if any event or condition specified in Section 14—"Conditions to the Offer" has occurred or exists and (iii) to amend the Offer, in each case, by giving oral or written notice of such delay, extension, termination or amendment to the Depositary and by making public announcement thereof.

        During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares. Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

        If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange

Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

        If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including, without limitation, the materiality of the changes and, in the SEC's view, should be no less than five business days from the date that notice of such change is first published or sent or given to security holders. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten-business day period from the date that such notice of such change is first published or sent or given to security holders is required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        If Purchaser decides, in its sole discretion, to increase or decrease the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of ten business days from the date the notice of the increase or decrease is first published or sent or given to holders of Shares.

        If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

        Pursuant to Rule 14d-11 under the Exchange Act, although Purchaser does not currently intend to do so, Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of at least three business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed.

        Rule 14d-11 under the Exchange Act provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (1) the initial offering period of at least 20 business days has expired, (2) Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial offering period, (3) Purchaser immediately accepts and promptly pays for all Shares tendered during initial offering period, (4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (5) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of PharMerica consistent with the requirements of the SEC.

        Purchaser currently does not intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

        A request is being made to PharMerica pursuant to Rule 14d-5 under the Exchange Act for the use of stockholder lists and security position listings of PharMerica for the purpose of disseminating the Offer to stockholders. Upon compliance by PharMerica with this request, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholders lists of PharMerica, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser or, if PharMerica so elects, the materials will be mailed by PharMerica. Omnicare is making a request to PharMerica pursuant to Section 220(b) of the DGCL to inspect the stock ledger of PharMerica, a list of PharMerica's stockholders and PharMerica's other books and records.

        If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates representing Shares ("Share Certificates") are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the event separate Rights Certificates are issued, similar action will be taken with respect to unpurchased Rights.

        Purchaser reserves the right to transfer or assign to one or more of Purchaser's affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. In the event of any such transfer or assignment, the transferee or assignee may be required to become a filing person on the Tender Offer Statement on Schedule TO filed by Purchaser pursuant to Rule 14d-3 under the Exchange Act, in which case an extension of the Offer may be required pursuant to the rules and regulations of the SEC.

2.     ACCEPTANCE FOR PAYMENT AND PAYMENT.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), promptly following the Expiration Date, Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of Purchaser. See Section 14—"Conditions to the Offer." Purchaser expressly reserves the right, in its sole discretion but subject to the applicable rules of the SEC, to delay acceptance for payment of, and thereby delay payment for, Shares in order to comply with applicable laws or if any of the conditions referred to in Section 14—"Conditions to the Offer" has not been satisfied or upon the occurrence or existence of any of the events or conditions specified in Section 14—"Conditions to the Offer."

        In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

          (1)   the Share Certificates and, if applicable, the Rights Certificates, or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares and, if applicable, Rights (if such procedure is available), into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares;"

          (2)   the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer of Shares; and

          (3)   any other documents required by the Letter of Transmittal.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        If Rights Certificates have been distributed to holders of Shares, such holders are required to tender Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect a valid tender of such Shares.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for any Shares, regardless of any extension of the Offer or any delay in paying such purchase price. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

3.     PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

        Valid Tender of Shares.    Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares (and, prior to the Distribution Date, representing tendered Rights) and, after the Distribution Date, Rights Certificates, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares and Rights must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of its addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses or (2) the guaranteed delivery procedures set forth below must be followed. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates (and, if applicable, Rights Certificates) representing, or Book-Entry Confirmations of, such Shares (and, if applicable, Rights, if available) are received into the Depositary's account at the Book-Entry Transfer Facility.

        Holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

        Separate Delivery of Rights Certificates.    If the Distribution Date has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates have been distributed to holders of Shares prior to the time a holder's Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates to the Depositary representing a number of Rights equal to the number of Shares tendered pursuant to the Offer within a period ending on the later of (1) three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date that Rights Certificates are distributed to stockholders. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date. We will not pay any additional consideration for the tender of a Right.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including, without limitation, delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The valid tender of Shares pursuant to any one of the procedures described above will constitute a stockholder's acceptance of the Offer, as well as its representation and warranty that (i) it owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) it has the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        Book-Entry Transfer.    The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

        If the Distribution Date occurs, to the extent that the Rights become eligible for book-entry transfer under procedures established by the Book-Entry Transfer Facility, the Depositary also will make a request to establish an account with respect to the Rights at such Book-Entry Transfer Facility, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. Otherwise, if Rights Certificates have been issued, a tendering stockholder will be required to tender Rights by means of physical delivery to the Depositary of Rights Certificates (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable) or pursuant to the guaranteed delivery procedure set forth below.

        Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

        If the Share Certificates or Rights Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates or Rights Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

        If the Share Certificates or Rights Certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates or, if applicable, Rights Certificates, are not immediately available (including, without limitation, if the Distribution Date has occurred but Rights Certificates have not yet been distributed) or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (1)   such tender is made by or through an Eligible Institution;

          (2)   a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (3)   within, (a) in the case of Shares, three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (x) three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery and (y) three business days after the date Rights Certificates are distributed to stockholders, (i) Share Certificates representing tendered Shares (and, prior to the Distribution Date, representing tendered Rights) and, after the Distribution Date, Rights Certificates, are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares and Rights are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (ii) the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares and Rights, is received by the Depositary at one of such addresses and (iii) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.

        The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram or facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Backup Withholding.    To avoid backup withholding of U.S. federal income tax on payments made in the Offer, unless an exemption applies, each tendering U.S. holder should complete and return the Substitute Form W-9 included in the Letter of Transmittal. Tendering non-U.S. holders should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms "U.S. holder" and "non-U.S. holder" and a more detailed discussion of backup withholding, see Section 5—"Material U.S. Federal Income Tax Consequences."

        Appointment as Proxy.    By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints John G. Figueroa, John L. Workman and Alexander M. Kayne, or any of them, and any individual designated by any of them or Purchaser, and each of them individually, as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all Shares or other securities issued in respect of such Shares on or after September 7, 2011. All such proxies shall be considered irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities). Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment such Shares (and such other Shares and securities) as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers of attorney, proxies, consents or revocations may be given (and if given will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and such other Shares and securities) in respect of any annual, special or adjourned meeting of stockholders of PharMerica, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon

Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and such other Shares and securities).

        The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer.

        Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with any Proxy Solicitation or otherwise. Any such solicitation (including such Proxy Solicitation) will be made only pursuant to separate proxy solicitation materials complying with the rules and regulations of the SEC.

        Determination of Validity.    All questions as to the form of documents and validity, eligibility (including, without limitation, as to time of receipt) and acceptance for payment of any tender of Shares (and, if applicable, Rights) and compliance by a tendering stockholder with the terms of the Offer will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares (and, if applicable, Rights) of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders without any effect on the rights of such other stockholders.

        No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, Omnicare or any of their respective affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Other Requirements.    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.     WITHDRAWAL RIGHTS.

        Except as otherwise provided in this Section 4, tenders of Shares (and, if applicable, Rights) made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after November 5, 2011 (or such later date as may apply in case the Offer is extended). A withdrawal of a Share will also constitute a withdrawal of the associated Right. Rights may not be withdrawn unless the associated Shares are also withdrawn.

        To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates or Rights Certificates evidencing Shares or Rights to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

        Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures discussed in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        All questions as to the form and validity (including, without limitation, as to time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion. None of Purchaser, Omnicare or any of their affiliates or assigns, if any, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        If Purchaser provides a Subsequent Offering Period following the Offer (as discussed in Section 1—"Terms of the Offer; Expiration Date"), no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5.     MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following discussion summarizes the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each, as defined below) whose Shares are sold in the Offer or converted to cash in the Proposed Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service ("IRS"), all as in effect as of the date of this Offer. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Proposed Merger or that any such contrary position would not be sustained by a court.

        This discussion is limited to U.S. holders and non-U.S. holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder's particular circumstances or a holder subject to special rules under the U.S. federal income tax laws, including without limitation, expatriates and certain former citizens or long-term residents of the United States, dissenting stockholders, partnerships and other pass-through entities and their partners or members, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, retirement plans or other tax deferred accounts, persons subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements.

        As used in this discussion, a "U.S. holder" is any beneficial owner of Shares who is treated for U.S. federal income tax purposes as:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

        A "non-U.S. holder" is any beneficial owner of Shares that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner in such partnership will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

        We urge you to consult your tax advisor regarding the U.S. federal tax consequences of the Offer and the Proposed Merger in respect of your particular circumstances, as well as any tax consequences arising under any state, local or foreign tax laws.

U.S. Holders

        Effect of the Offer and the Proposed Merger.    The receipt of cash in exchange for Shares in the Offer or the Proposed Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Proposed Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received (including, for this purpose, amounts withheld on account of any tax withholding requirements) and the holder's adjusted tax basis in the Shares surrendered. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Proposed Merger. Any such gain or loss will be long-term capital gain or loss if the holding period for the Shares exceeds one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

        Information Reporting and Backup Withholding.    Payments made to U.S. holders in the Offer or the Proposed Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding provided they establish an exemption. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund in the appropriate manner with the IRS.

Non-U.S. Holders

        Effect of the Offer and the Proposed Merger.    Except as described below under "Sale of Shares in a U.S. Real Property Holding Corporation," a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Proposed Merger unless:

  •
  the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

  •
  the gain is effectively connected with the holder's conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the holder in the United States).

        A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified under an applicable tax treaty) on the amount by which capital gains allocable to U.S. sources (including gain recognized upon the exchange of Shares) exceed capital losses allocable to U.S. sources. Unless a tax treaty provides otherwise, gains described in the second bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate) on such effectively connected gain.

        Sale of Shares in a U.S. Real Property Holding Corporation.    A non-U.S. holder should be aware that any gain realized upon the disposition of Shares in the Offer or the Proposed Merger also may be subject to U.S. federal income tax if, for such purposes, the Shares constitute a U.S. real property interest because PharMerica is a U.S. real property holding corporation (a "USRPHC") or was a USRPHC during the relevant statutory period. In general, a corporation is a USRPHC if the fair market value of its "United States real property interests" (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurance that PharMerica has not been a USRPHC during the relevant statutory period, is not currently a USRPHC, or will not become a USRPHC. However, so long as the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), in the event PharMerica is a USRPHC (or was a USRPHC during the relevant statutory period), the Shares will be treated as U.S. real property interests only with respect to a non-U.S. holder that either owns or has owned (actually or constructively) more than five percent of the Shares during the relevant period prescribed by the Code. Non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer and the Proposed Merger in the event that PharMerica is (or was during the relevant statutory period) a USRPHC.

        Information Reporting and Backup Withholding.    Payments made to non-U.S. holders in the Offer and the Proposed Merger may be subject to information reporting and backup withholding (currently at a rate of 28%). Non-U.S. holders can avoid backup withholding by providing the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the holder's non-U.S. status or by otherwise appropriately establishing an exemption. Backup withholding is not an additional tax. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund in the appropriate manner with the IRS.

        The foregoing discussion is not a comprehensive description of all of the tax consequences that may be relevant to you. We urge you to consult your tax advisor regarding the U.S. federal tax consequences of the Offer and the Proposed Merger in respect of your particular circumstances, as well as any tax consequences arising under any state, local or foreign tax laws.

6.     PRICE RANGE OF THE SHARES; DIVIDENDS.

        According to the Annual Report of PharMerica on Form 10-K for the fiscal year ended December 31, 2010 (the "PharMerica 10-K"), the Shares are listed and traded principally on the NYSE under the symbol "PMC". The following table sets forth, for the periods indicated, the high and low sales prices for the Shares on the NYSE as reported in published financial sources:

	LOW	HIGH
Year ended December 31, 2009
First Quarter (ended March 31, 2009)	$13.97	$19.58
Second Quarter (ended June 30, 2009)	15.66	20.20
Third Quarter (ended September 30, 2009)	17.31	21.69
Fourth Quarter (ended December 31, 2009)	14.08	18.62
Year ended December 31, 2010
First Quarter (ended March 31, 2010)	$15.95	$18.98
Second Quarter (ended June 30, 2010)	14.43	20.95
Third Quarter (ended September 30, 2010)	6.88	14.61
Fourth Quarter (ended December 31, 2010)	9.30	11.87
Year 2011
First Quarter (ended March 31, 2011)	$10.64	$13.22
Second Quarter (ended June 30, 2011)	10.47	13.85
Third Quarter (through September 6, 2011)	10.43	14.82

        PharMerica's filings with the SEC and published financial sources disclose that PharMerica has not paid any cash dividends on its Shares for the periods represented above.

        On August 22, 2011, the last full trading day before the public announcement of our proposal to acquire all the outstanding Shares for $15.00 per Share in cash, the closing sale price of a Share on the NYSE was $10.93. On September 6, 2011, the last full trading day before the commencement of the Offer, the closing price of a Share on the NYSE was $14.03. Stockholders are urged to obtain a current market quotation for the Shares prior to deciding whether or not to tender.

7.     EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS; RIGHTS.

        Effect of the Offer on the Market for the Shares.    If the Offer is successful and the Proposed Merger is consummated, stockholders who do not tender in the Offer (other than those properly exercising appraisal rights under Delaware law) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Proposed Merger takes place and a stockholder does not properly exercise its appraisal rights, the only difference between tendering Shares in the Offer and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. However, if the Offer is consummated and the Proposed Merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

        NYSE Listing.    The Shares are listed on the NYSE. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE and may be delisted from the NYSE. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on the NYSE, the market for the Shares could be adversely affected. According to the NYSE's published guidelines, the Shares would not meet the criteria for continued listing on the NYSE if, among other things, (i) the total number of holders of Shares falls below 400, (ii) the total number of holders of Shares falls below 1,200 and the average monthly trading volume over the most recent 12 months is less than 100,000 Shares or (iii) the number of publicly held Shares (exclusive of holdings of officers and directors of PharMerica and their immediate families and other concentrated holdings of 10% or more) falls below 600,000.

        If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. Under such circumstances, however, the extent of the public market for the Shares and the availability of such quotations would depend upon the number of holders of Shares remaining at such time, the level of interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act (as described below) and other factors.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of PharMerica to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by PharMerica to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to PharMerica. See Section 15—"Certain Legal Matters; Antitrust; State Takeover Statutes; the Rights Condition; Appraisal Rights; "Going-Private" Transactions." In addition, "affiliates" of PharMerica and persons holding "restricted securities" of PharMerica may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser intends to seek to cause PharMerica to terminate registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer pursuant to the requirements for termination of registration of the Shares.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

        Rights.    Under the terms of the Rights Agreement, as soon as practicable following the Distribution Date, Rights Certificates will be mailed to holders of record of the Shares as of the close of business on the Distribution Date. If the Distribution Date has occurred and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, the NYSE listing and Exchange Act registration would apply to the Rights in a similar manner.

8.     CERTAIN INFORMATION CONCERNING PHARMERICA.

        The information concerning PharMerica contained in this Offer to Purchase has been taken entirely from or is entirely based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Omnicare, Purchaser, the Dealer Manager, the Information Agent or the Depositary takes responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by PharMerica to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Omnicare, Purchaser, the Dealer Manager, the Information Agent or the Depositary. Omnicare, Purchaser, the Dealer Manager, the Information Agent and the Depositary have relied upon the accuracy of the information included in such publicly available documents and records and other public sources and have not made any independent attempt to verify the accuracy of such information.

        According to the PharMerica 10-K, PharMerica was formed on October 23, 2006 and became a publicly-traded company in 2007. PharMerica is a Delaware corporation with its principal executive offices located at 1901 Campus Place, Louisville, Kentucky 40299. The telephone number of PharMerica is (502) 627-7000. According to the PharMerica 10-K, PharMerica is the second largest institutional pharmacy services company in the United States based on revenues. PharMerica services healthcare facilities and also provides management pharmacy services to hospitals. According to the PharMerica 10-Q, PharMerica operates 94 institutional pharmacies in 44 states. PharMerica's customers are typically institutional healthcare providers, such as skilled nursing facilities, nursing centers, assisted living facilities, hospitals and other long-term alternative care settings. According to the PharMerica 10-Q, PharMerica also provides pharmacy management services to 90 hospitals in the United States.

        According to the PharMerica 10-Q, as of July 29, 2011, 29,386,392 Shares were issued and outstanding. According to the PharMerica 10-Q, as of June 30, 2011, there were issued and outstanding stock options, restricted stock units and performance share units to purchase 3,862,467 Shares. Based on Purchaser's examination of PharMerica's publicly filed documents, as of September 6, 2011, there were no other stock options, restricted stock units or performance share units outstanding or rights exercisable or convertible for, or securities convertible into, Shares.

        Based on the foregoing and assuming no Shares have been issued since July 29, 2011 (other than Shares issued pursuant to the exercise of the stock options or vesting of restricted stock units or performance share units referred to above), and assuming no stock options, restricted stock units or performance share units or rights exercisable or convertible for, or securities convertible into, Shares have been granted, issued or have accrued, as the case may be, since June 30, 2011, there are approximately 32,248,859 Shares outstanding on a fully diluted basis. Omnicare is the beneficial owner of 1,000 Shares. Accordingly, and subject to the foregoing, if 16,623,430 Shares were tendered and not withdrawn prior to the Expiration Date, the Minimum Tender Condition would be satisfied. The actual minimum number of Shares required to satisfy the Minimum Tender Condition will depend on the facts as they exist on the date of purchase.

        PharMerica is subject to the informational filing requirements under the Exchange Act and is required to file annual, quarterly and current reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning PharMerica's directors and officers, their remuneration, stock options granted to them, the principal holders of PharMerica's securities and any material interest of such persons in transactions with PharMerica is required to be disclosed in proxy statements distributed to PharMerica's stockholders and filed with the SEC. You may read and copy any reports, statements or other information PharMerica files at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The respective SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

9.     CERTAIN INFORMATION CONCERNING OMNICARE AND PURCHASER.

        Purchaser is a wholly owned subsidiary of Omnicare organized in 2011 under the laws of the State of Delaware in order to make the Offer and to take other action in connection therewith. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and the Proposed Merger, and, if necessary, to engage in a Proxy Solicitation. Purchaser's principal executive offices and telephone number are the same as those of Omnicare. Omnicare is a Delaware corporation and was formed in 1981. Omnicare's principal executive offices are located at 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky 41011 and its telephone number is (859) 392-3300.

        Omnicare is the nation's largest provider of pharmaceuticals and related pharmacy and ancillary services to long-term healthcare institutions. Omnicare's clients include primarily skilled nursing facilities, assisted living facilities, retirement centers, independent living communities, hospitals, hospice, and other healthcare settings and service providers. Omnicare is also a provider of specialty pharmaceutical products and support services to biopharmaceutical companies, providers, physicians, nurses, caregivers and patients. As of June 30, 2011, Omnicare served long-term care facilities as well as chronic care and other settings comprising approximately 1,376,000 beds relating to continuing operations, including approximately 93,000 patients served by the patient assistance programs of its specialty pharmacy services business. Omnicare services customers in all 50 states in the United States, the District of Columbia and Canada as of June 30, 2011.

        The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of Omnicare and Purchaser are set forth in Schedule I of this Offer to Purchase.

        Except as described in this Offer to Purchase or Schedule I hereto, during the last five years, none of Omnicare or Purchaser or, to the best knowledge of Omnicare and Purchaser, the persons listed on Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as described in this Offer to Purchase or Schedule I hereto: (i) none of Omnicare, Purchaser or, to the best knowledge of Omnicare and Purchaser, the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Omnicare, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of PharMerica; (ii) none of Omnicare, Purchaser or, to the best knowledge of Omnicare and Purchaser, the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Omnicare or Purchaser has effected any transaction in the Shares during the past 60 days; (iii) none of Omnicare, Purchaser or, to the best knowledge of Omnicare and Purchaser, the persons listed in Schedule I hereto, has any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of PharMerica (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Omnicare, Purchaser or, to the best knowledge of Omnicare and Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and PharMerica or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between Omnicare, Purchaser, their subsidiaries or, to the best knowledge of Omnicare and Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and PharMerica or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        On July 14, 2011, Omnicare purchased 984 Shares at a price of $13.52 per Share in an open market transaction. As of the date of this Offer to Purchase, Omnicare is the beneficial owner of 1,000 Shares, which represents less than 1% of the outstanding Shares.

        No part of the purchase price or market value of these shares was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such Shares.

10.   BACKGROUND OF THE OFFER.

        As part of the regular evaluation of our business, Omnicare considers a variety of strategic options and transactions. In connection with this process, and consistent with our growth strategy, we have from time to time considered pursuing strategic transactions with other pharmacy services companies, including PharMerica.

        On August 11, 2010, James D. Shelton, the then Interim President and Chief Executive Officer of Omnicare, met with Gregory S. Weishar, the Chief Executive Officer of PharMerica, at Mr. Weishar's request. At the meeting, Messrs. Shelton and Weishar discussed a range of topics, and Mr. Weishar inquired as to whether Omnicare would be interested in pursuing a possible business combination with PharMerica. Neither Omnicare nor PharMerica pursued a possible business combination based on such discussion.

        On April 19, 2011, at an industry conference, John G. Figueroa, the Chief Executive Officer of Omnicare, met with Mr. Weishar at Mr. Weishar's request. During the meeting, Mr. Weishar asked Mr. Figueroa whether Mr. Shelton had informed Mr. Figueroa of their conversation in August 2010 and whether Omnicare would be interested in exploring a possible business combination with PharMerica. Mr. Figueroa stated that he was aware of the August 11, 2010 meeting between Mr. Shelton and Mr. Weishar and that Omnicare was in the process of determining whether to pursue a possible business combination with PharMerica. Shortly thereafter, Mr. Figueroa discussed this conversation with Mr. Shelton and continued to consider a possible business combination with PharMerica throughout May and June, 2011.

        Early in June, 2011, senior management of Omnicare became aware that PharMerica may have been exploring strategic alternatives involving a sale of PharMerica. John L. Workman, the President and Chief Financial Office of Omnicare, contacted a representative of Deutsche Bank Securities Inc. ("Deutsche Bank"), the financial advisor to PharMerica, and stated that Omnicare would like the opportunity to participate in any strategic alternatives process that PharMerica may be conducting. The representative of Deutsche Bank did not confirm or deny that a strategic alternatives process was taking place and stated that he would respond to Mr. Workman once he had spoken with PharMerica. There were no further conversations between Mr. Workman and the representative of Deutsche Bank.

        On or about June 17, 2011, Mr. Figueroa contacted Mr. Weishar to inform Mr. Weishar that he was sending him a letter expressing Omnicare's interest in exploring a potential business combination transaction in which Omnicare would acquire all of the outstanding Shares of PharMerica. The following is the full text of the letter, sent on June 17, 2011:

  June 17, 2011

  SENT VIA OVERNIGHT DELIVERY

  Gregory S. Weishar
  Chief Executive Officer
  PharMerica Corporation
  1901 Campus Place
  Louisville, KY 40299

  Dear Mr. Weishar:

          I am writing this letter on behalf of Omnicare, Inc. ("Omnicare") to express Omnicare's interest in exploring a potential business combination transaction (a "Transaction") in which Omnicare would acquire all of the outstanding stock of PharMerica Corporation ("PharMerica"). We have followed the progress of your company since its creation and are very impressed with the business you and your management team have developed. We believe a combination of PharMerica and Omnicare would be more than the sum of its parts.

          We are confident that due to, among other factors, the potential synergies and economies of scale that would be inherent in a Transaction, Omnicare could deliver more compelling value to your stockholders than any other potential purchaser. We believe that we can expeditiously resolve any regulatory issues that may arise as a result of a business combination between Omnicare and PharMerica.

          Omnicare is prepared to devote all necessary resources to completing due diligence, the negotiation and execution of definitive documentation and effecting the closing in an expeditious manner. As you are aware, Omnicare is a major participant in the pharmaceutical industry, with annual sales in excess of $6.1 billion during its last fiscal year, and has completed numerous acquisitions of both public and private companies in this industry.

          We hope that you and your Board of Directors will view this opportunity as we do—an excellent opportunity for the stockholders of PharMerica to realize full value for their shares to an extent not likely to be available to them in the marketplace or in other business combination transactions.

          We look forward to hearing from you.

                      Sincerely,
                      /s/ John Figueroa
                      John Figueroa
                      Chief Executive Officer

  cc:
  PharMerica Board of Directors

        Shortly thereafter, Messrs. Figueroa and Weishar discussed telephonically Mr. Figueroa's letter of June 17, 2011. During this and subsequent conversations, Messrs. Figueroa and Weishar discussed the process for further exploring a possible business combination transaction, and ultimately decided that Alexander M. Kayne, Senior Vice President, General Counsel and Secretary of Omnicare, and Thomas A. Caneris, Senior Vice President, General Counsel, Compliance Officer and Secretary of PharMerica, should discuss such process in more detail.

        On or about June 23, 2011, Mr. Caneris contacted Mr. Kayne to follow up on the conversations between Messrs. Figueroa and Weishar. Mr. Caneris stated that, as a precondition to any discussions regarding a possible business combination transaction, PharMerica would require Omnicare to agree to assume one-hundred percent of the regulatory risk of such a transaction. Mr. Caneris also stated that PharMerica would not provide Omnicare with access to PharMerica's customer contracts as part of its due diligence review of PharMerica. Mr. Kayne replied that he would discuss this matter with Omnicare's senior management and legal advisors.

        On or about June 30, 2011, Mr. Kayne contacted Mr. Caneris to express Omnicare's desire to commence due diligence of PharMerica's non-public information and stated that Omnicare would send to PharMerica a preliminary due diligence request list. Mr. Kayne further stated that Omnicare would assume an appropriate level of regulatory risk once Omnicare had the opportunity to conduct such due diligence and that Omnicare's and PharMerica's respective legal advisors should speak in order to move the process forward.

        On July 8, 2011, Mr. Figueroa sent a follow-up letter to Mr. Weishar expressing interest in exploring a potential business combination transaction in which Omnicare would acquire all of the outstanding Shares of PharMerica, and included with such letter the preliminary due diligence request list referenced in the June 30, 2011 conversation between Messrs. Kayne and Caneris. The following is the full text of the letter:

  July 8, 2011

  Via Courier and Overnight Delivery

  Gregory S. Weishar
  Chief Executive Officer
  PharMerica Corporation
  1901 Campus Place
  Louisville, KY 40299

  Dear Mr. Weishar:

          I am writing to follow up on my previous correspondence and our discussions concerning the interest of Omnicare, Inc. ("Omnicare") in exploring a potential business combination transaction (a "Transaction") in which Omnicare would acquire all of the outstanding stock of PharMerica Corporation ("PharMerica"). As I stated before, we believe a combination of PharMerica and Omnicare would be extremely beneficial to your stockholders.

          As you are aware, Omnicare is an important participant in the institutional pharmacy business, with annual sales in excess of $6.1 billion during its last fiscal year, and has completed numerous acquisitions in this industry. There is no one more experienced than Omnicare in evaluating business combinations in the institutional pharmacy business. We have analyzed PharMerica's publicly available information and, as I stated to you and you have similarly stated, Omnicare can deliver more compelling value to your stockholders in a Transaction than any other potential purchaser. Indeed, your fiduciary duties require you to include us in a sale process, which press reports state you are conducting.

          We also believe, as I noted in my previous letter and our discussions, that we can expeditiously resolve any regulatory issues that may arise as a result of a business combination between Omnicare and PharMerica. Consequently, I do not understand why you are unwilling to allow us the opportunity to conduct diligence that will confirm to us, and demonstrate to you, that the proposed Transaction will not create undue regulatory concerns. In an effort to expedite this process, I have attached a short list of due diligence items.

          Omnicare is prepared to devote all necessary resources to completing due diligence, the negotiation and execution of definitive documentation and effecting the closing in an expeditious manner.

          We view our interest in your Company as an excellent opportunity for the stockholders of PharMerica to realize full value for their shares to an extent not likely to be available to them in the marketplace or in other business combination transactions. We would be surprised, as would your stockholders, if you and your Board of Directors were to reach a different conclusion, especially without any investigation of our expression of interest.

          I will call you shortly to discuss how best to proceed.

                      Sincerely,
                      /s/ John Figueroa
                      John Figueroa
                      Chief Executive Officer

  Enclosure

  cc:
  PharMerica Board of Directors (via overnight delivery)

        On that same day, Mr. Figueroa called Mr. Weishar to follow up on his letter of July 8, 2011 and to further express Omnicare's interest in pursuing a potential business combination with PharMerica. Mr. Weishar indicated that he would discuss Omnicare's proposal with the Board of Directors of PharMerica and respond after such discussion.

        On July 12, 2011, Mr. Weishar sent a letter to Mr. Figueroa stating that the Board of Directors of PharMerica had not made a decision to sell PharMerica, but would consider the options available to it. Mr. Weishar also stated in an email delivering such letter to Mr. Figueroa that PharMerica wanted to fully understand the regulatory analysis in connection with a possible business combination transaction. The following is the full text of the letter:

  July 11, 2011

  Via Overnight Delivery

  John Figueroa
  Chief Executive Officer
  Omnicare, Inc.
  1600 RiverCenter II
  100 East RiverCenter Boulevard
  Covington, Kentucky 41011

  Dear Mr. Figueroa:

  I received your letter dated July 8, 2011. Our Board of Directors has not made a decision to sell the company. Nonetheless, the Board will consider the options available to it. Thank you for your interest in PharMerica.

  Sincerely,

  /s/ Gregory S. Weishar
  Gregory S. Weishar
  Chief Executive Officer

  Cc:
  PharMerica Board of Directors

        On or about July 12, 2011, Mr. Weishar contacted Mr. Figueroa to reiterate the position of the Board of Directors of PharMerica that it had not made a decision to sell PharMerica.

        On July 19, 2011, Mr. Figueroa sent a letter to Mr. Weishar setting forth Omnicare's proposal to acquire all of the outstanding Shares of PharMerica at a price of $15.00 per Share in cash. The following is the full text of the letter:

  July 19, 2011

  Via Courier and Overnight Delivery

  Gregory S. Weishar
  Chief Executive Officer
  PharMerica Corporation

  1901 Campus Place
  Louisville, KY 40299

  Dear Mr. Weishar:

          I am in receipt of your letter, dated July 11, 2011. I am disappointed that our previous communications to you have not resulted in the commencement of any meaningful discussion regarding a possible transaction between our companies. As I have indicated several times, we strongly believe that there are clear and compelling advantages to both Omnicare, Inc. ("Omnicare") and PharMerica Corporation ("PharMerica") from a combination of our two companies and that such a transaction would be extremely beneficial to your stockholders.

          For this reason, the Omnicare Board of Directors has authorized me to propose that Omnicare acquire PharMerica in a negotiated transaction in which PharMerica's stockholders would receive $15.00 in cash per share of PharMerica common stock. This price would represent a premium of 41% over your unaffected closing stock price on June 17, 2011 and 19% over the three-month average closing price ended July 18, 2011.

          Our price is based solely upon our review of publicly available information regarding PharMerica. It is, therefore, subject to confirmatory due diligence and the negotiation of definitive documentation. Our proposal is not subject to any financing contingencies.

          We are highly confident of our ability to resolve any regulatory issues that may arise as a result of a business combination between our companies so that the proposed business combination can be consummated in a timely manner. We are disappointed by your continued unwillingness to allow us even the opportunity to conduct due diligence so that, among other things, we can demonstrate to you the basis for such confidence.

          I want to emphasize to you and your Board of Directors our seriousness about this proposal and our commitment to a combination of our respective companies that we believe would offer an excellent opportunity to your stockholders to realize full value for their shares to an extent not likely to be available in the market place or in other business combination opportunities. We trust that you and the other members of the Board of Directors of PharMerica will agree that providing us with the requested due diligence opportunity and commencing meaningful discussions with us regarding a possible combination is in the best interest of your stockholders.

          As stated previously, we are prepared to devote all necessary resources to completing due diligence, the negotiation and execution of definitive documentation and effecting the closing in an expeditious manner. We have retained Goldman, Sachs & Co. as our financial advisor and Dewey & LeBoeuf LLP and Axinn, Veltrop & Harkrider LLP as our legal advisors to assist us. We and our advisors are prepared to meet with you and your advisors to discuss all aspects of our proposal, including economics.

          At this point, we intend to keep this letter and its contents confidential. However, if you continue to be unwilling to engage in meaningful discussions with us, we may consider making your stockholders aware of our proposal.

          We trust that you and your Board of Directors will give this proposal serious consideration. We would appreciate your prompt reply to our proposal, and no later than 5:00 p.m., New York City time, on July 22, 2011.

          We look forward to hearing from you promptly.

                      Sincerely,

                      /s/ John Figueroa
                      John Figueroa
                      Chief Executive Officer

  cc:
  PharMerica Board of Directors (via overnight delivery)

        Shortly after Omnicare's letter of July 19, 2011, Mr. Weishar called Mr. Figueroa to confirm PharMerica's prior position that the Board of Directors of PharMerica had not made a decision to sell PharMerica but would consider the options available to it. Mr. Weishar specifically identified regulatory concerns as a reason for PharMerica's decision not to pursue any discussions with Omnicare regarding a business combination transaction.

        In late July, based on prior discussions between Messrs. Figueroa and Weishar that the legal advisors to Omnicare and PharMerica should speak to each other, representatives of Dewey & LeBoeuf LLP ("Dewey & LeBoeuf"), legal advisor to Omnicare, spoke with representatives of Holland & Knight LLP ("Holland & Knight"), legal advisor to PharMerica, to further discuss the process pursuant to which Omnicare and PharMerica could commence due diligence and Omnicare's belief that it could expeditiously obtain regulatory approval for its proposed acquisition of PharMerica.

        On August 1, 2011, senior management of Omnicare and its legal advisors, Dewey & LeBoeuf and Axinn, Veltrop & Harkrider LLP, and senior management of PharMerica and its legal advisors, Holland & Knight and Covington & Burling LLP, held a telephonic meeting regarding the process pursuant to which PharMerica and Omnicare would exchange information in furtherance of the regulatory analysis of a possible business combination of the two companies. At such meeting, PharMerica and its legal advisors proposed that Omnicare and PharMerica jointly retain an independent antitrust counsel in order to conduct a regulatory analysis of a possible business combination. PharMerica's senior management stated that PharMerica would only discuss a possible business combination if the independent antitrust counsel concluded that the consummation of a possible business combination involved minimal regulatory risk. Mr. Figueroa reiterated Omnicare's position that the regulatory aspects of a possible business combination and other issues should be negotiated within the context of broader discussions regarding a possible transaction and not in isolation, and that PharMerica should provide Omnicare with the opportunity to conduct a due diligence review of PharMerica. Mr. Figueroa stated that, if PharMerica would engage with Omnicare in meaningful discussions, Omnicare would have an opportunity to explain in detail its views on the regulatory approval process and discuss its belief that it could expeditiously obtain regulatory approval for the proposed business combination.

        On August 2, 2011, senior management of Omnicare and its legal advisors and senior management of PharMerica and its legal advisors held a telephonic meeting to further discuss PharMerica's proposal regarding the exchange of confidential information. During such meeting, senior management of Omnicare and Omnicare's legal advisors reiterated that PharMerica should provide Omnicare with the opportunity to conduct a due diligence review of PharMerica and begin negotiating a possible business combination transaction. Omnicare's legal advisors stated that PharMerica's proposal, which would effectively give an independent third party the power to determine whether a negotiated business combination could proceed, was unconventional and would unnecessarily delay the negotiation of a possible business combination. Omnicare's legal advisors instead proposed that, as part of Omnicare's due diligence review of PharMerica, Omnicare and PharMerica enter into an agreement pursuant to which confidential information would be exchanged solely among, and reviewed by, the outside counsels of Omnicare and PharMerica for purposes of the regulatory analysis. In addition, as an additional precautionary measure to address PharMerica's concerns regarding the possible misuse of information that PharMerica deemed highly confidential and competitively sensitive, Omnicare's legal advisors proposed that an independent third party be retained to review, reformat and edit such information so that when such information is shared with the outside counsel of Omnicare, such information would be presented in a manner that would further reduce the possibility of such misuse. PharMerica and its representatives indicated that they would consider such proposal and respond to Omnicare shortly.

        On August 3, 2011, Mr. Weishar contacted Mr. Figueroa telephonically to inform him that Omnicare's proposal regarding the exchange of confidential information was not acceptable to PharMerica and that, prior to proceeding with due diligence and the negotiation of a possible business combination between the two companies, an independent third party would need to make the determination that the consummation of a possible business combination involved minimal regulatory risk.

        On the morning of August 23, 2011, Mr. Figueroa attempted to contact Mr. Weishar to inform him that the following letter would be delivered to the Board of Directors of PharMerica and publicly released that same morning. The following is the full text of the letter:

  August 23, 2011

  Via Email and Overnight Delivery

  The Board of Directors of PharMerica Corporation
  c/o Gregory S. Weishar, Chief Executive Officer and Director
  PharMerica Corporation
  1901 Campus Place
  Louisville, KY 40299

  Ladies and Gentlemen:

          As conveyed to you in my letter dated July 19, 2011, the Board of Directors of Omnicare, Inc. ("Omnicare") has authorized me to propose that Omnicare acquire PharMerica Corporation ("PharMerica") in a negotiated transaction in which PharMerica's stockholders would receive $15.00 in cash per share of PharMerica common stock.

          We have considered exploring a combination with PharMerica for some time and have intensified our analysis of such a transaction since your CEO approached me and proposed such a transaction on April 19, 2011. Since that time, I have spoken to your CEO several times and have sent him letters dated July 8, 2011 and July 19, 2011 to express our interest in a potential business combination with PharMerica. We are surprised that you have repeatedly declined our efforts to engage in good faith negotiations regarding a possible value-creating transaction between our companies, as it is our understanding that you are exploring strategic alternatives. Our goal remains to work with you to agree to a negotiated transaction. However, due to your unwillingness to engage in discussions and the unique opportunity our proposal presents for your stockholders to realize the full value of their shares, we are compelled to disclose this proposal to your stockholders.

          As I have indicated several times, we strongly believe that there are clear and compelling advantages to both Omnicare and PharMerica from a combination of our two companies and that such a transaction would be extremely beneficial to your stockholders. At $15.00 per share, our proposal represents a premium of 37.2% over your closing stock price on August 22, 2011 and 25.9% over the average closing price for the one-month period ended August 22, 2011. We also believe that bringing our two companies together would benefit your employees, customers and other constituencies through, among other things, the enhanced scale, operational efficiencies and broader array of service offerings.

          This proposal is based solely upon our review of publicly available information regarding PharMerica. It is, therefore, subject to confirmatory due diligence and the negotiation of definitive documentation. Additionally, this proposal is not subject to any financing contingencies.

          We believe that we will be able to expeditiously close the proposed transaction. We and our legal advisors have tried repeatedly to engage in a constructive dialogue with you and your legal advisors regarding the proposed transaction. Unfortunately, you have been unwilling to afford us with a meaningful opportunity to demonstrate to you the basis for such belief.

          I want to re-emphasize to you our seriousness about this proposal. We are committed to a combination of our respective companies and believe it would offer an excellent opportunity to your stockholders to realize the full value of their shares to an extent not likely to be available in the market place or in other business combination opportunities. We firmly believe, and trust that you will agree, that it is in the best interest of your stockholders to provide us with the requested due diligence opportunity and commence negotiations.

          As stated previously, we are prepared to devote all necessary resources to the completion of due diligence, the negotiation and execution of definitive documentation and the consummation of a transaction in an expeditious manner. We have retained Goldman, Sachs & Co. as our financial advisor and Dewey & LeBoeuf LLP and Axinn, Veltrop & Harkrider LLP as our legal advisors to assist us.

          Our strong preference is to work with PharMerica to negotiate a mutually acceptable transaction. We and our advisors are prepared to meet with you and your advisors to discuss all aspects of our proposal. However, if you continue to refuse to engage in meaningful negotiations, we are prepared to submit our proposal directly to your stockholders.

          We urge you to reconsider our proposal. We look forward to hearing from you promptly.

                      Sincerely,

                      /s/ John Figueroa
                      John Figueroa
                      Chief Executive Officer

        On August 23, 2011, PharMerica issued a press release stating, among other things, that the Board of Directors of PharMerica had unanimously determined that the Omnicare proposal undervalues PharMerica and is not in the best interest of PharMerica or its stockholders.

        On that same day, in response to PharMerica's press release, Omnicare issued a press release stating that, among other things, its all cash proposal to acquire the Shares for $15.00 per Share presents a compelling value proposition for the stockholders of PharMerica and that Omnicare remains committed to pursuing a transaction with PharMerica.

        Also, on August 23, 2011, Mr. Figueroa and Mr. Weishar briefly spoke by telephone to discuss Omnicare's proposal. Mr. Weishar reiterated to Mr. Figueroa the position of the Board of Directors of PharMerica regarding the proposal.

        On August 24, 2011, PharMerica sent a letter to Omnicare and publicly released the letter that same day. The full text of the letter is set forth below:

  August 24, 2011

  John Figueroa
  Chief Executive Officer
  Omnicare, Inc.
  1600 RiverCenter II
  100 East RiverCenter Boulevard
  Covington, Kentucky 41011

  Dear Mr. Figueroa:

  The Board of Directors of PharMerica has discussed your letter of August 23, 2011 in which Omnicare proposes to purchase all of the outstanding shares of PharMerica common stock for $15.00 per share in cash, subject to due diligence and regulatory approvals.

  After reviewing with PharMerica's financial and legal advisors your unsolicited and conditional proposal, which was first made on July 19, 2011, the Board unanimously determined that it undervalues the Company and is not in the best interest of PharMerica or its stockholders.

  The Board believes your proposal is subject to significant regulatory uncertainty and, despite your non-specific assurances to the contrary, antitrust clearance to combine the #1 and #2 players in institutional pharmacy is likely to be difficult to achieve and involve lengthy administrative and court proceedings. Even if the antitrust issues could eventually be resolved in a satisfactory manner, your proposal introduces unacceptably high risk to PharMerica stockholders and could be disruptive to PharMerica's customers and employees without any assurances of Omnicare's ability to complete a transaction on a timely basis or at all.

  I must take issue with your highly misleading characterization of my conversation with you on April 19, 2011 and what led up to it.

  The facts are as follows: On August 11, 2010, as part of an introductory meeting with Denny Shelton when he became Interim Chief Executive Officer of Omnicare, he and I discussed a range of topics. During that meeting, we agreed it would be appropriate for our two companies to at least know if a combination would be feasible given the inherent regulatory issues involved. Neither company pursued this further at the time. Subsequently, after you joined Omnicare, you and I had an introductory meeting on April 19, 2011 before an industry event. At that meeting, you were the one who raised the subject of a potential combination.

  Since then, we have discussed your desire to acquire PharMerica on several occasions. As you know, in order to facilitate substantive discussions, we proposed a straight-forward mechanism using a third party that would permit mutual evaluation of regulatory risks while protecting sensitive customer information and preserving confidentiality for both PharMerica and Omnicare. You rejected the use of such a mechanism and instead demanded—and have continued to demand—that we simply provide you with confidential PharMerica customer information so you could unilaterally assess regulatory risks. As we have repeatedly told you, this approach is unacceptable because market risk is much higher for PharMerica than Omnicare.

  The PharMerica Board is open to exploring all opportunities to maximize value for PharMerica stockholders, but nothing in your August 23, 2011 letter gives us any confidence that Omnicare has a plan to address regulatory issues or to protect PharMerica stockholders from the risk that Omnicare will be unable to close a transaction.

  The PharMerica Board is committed to acting in the best interests of our stockholders, and nothing in your letter provides the basis for PharMerica to alter its course.

  Sincerely,

  Gregory S. Weishar
  Chief Executive Officer

  Cc:
  PharMerica Board of Directors

        On August 25, 2011, Omnicare issued a press release stating that, among other things, Omnicare is encouraged that the Board of Directors of PharMerica is open to exploring all opportunities to maximize stockholder value, Omnicare remains willing to discuss ways to reasonably allocate the regulatory risk of a transaction, if any, in the context of broader discussions about a combination of the two companies and Omnicare is also willing, as previously stated to PharMerica, to use a third party with respect to the exchange of confidential information.

        On that same day, PharMerica issued a press release announcing that the Board of Directors of PharMerica adopted the Rights Agreement and declared a dividend of one Right on each outstanding Share.

        On August 26, 2011, in a brief telephonic conversation between Messrs. Figueroa and Weishar, Mr. Weishar asked whether Omnicare planned to commence a tender offer to acquire the Shares. Mr. Figueroa stated that Omnicare is committed to pursuing a combination of Omnicare and PharMerica and plans to take the necessary steps in furtherance of such a transaction.

        On September 7, 2011, Omnicare and Purchaser commenced the Offer. On that same day, Omnicare also commenced litigation against PharMerica and the members of the Board of Directors of PharMerica in the Court of Chancery of the State of Delaware, which litigation is described in more detail in Section 16—"Legal Proceedings."

11.   PURPOSE OF THE OFFER AND THE PROPOSED MERGER.

        General.    The purpose of the Offer is to enable Omnicare to acquire control of, and ultimately acquire the entire equity interest in, PharMerica. The Offer, as the first step in the acquisition of PharMerica, is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Proposed Merger is to acquire all of the issued and outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, we intend to seek to have PharMerica consummate the Proposed Merger promptly following consummation of the Offer.

        On August 23, 2011, Omnicare proposed to PharMerica a business combination transaction pursuant to which Omnicare would acquire all the outstanding Shares for $15.00 per Share in cash. Later that same day, PharMerica issued a press release in which it stated that the Board of Directors of PharMerica had unanimously determined that such proposal undervalues PharMerica and is not in the best interests of PharMerica or its stockholders. As a result, Omnicare, through Purchaser, is making this Offer directly to the stockholders of PharMerica. However, there are substantial conditions to consummation of the Offer, including the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, the Impairment Condition and the HSR Condition. If the Board of Directors of PharMerica opposes the Offer, certain provisions of the DGCL would affect Purchaser's ability to obtain control of PharMerica and to effect the Proposed Merger. In addition, there can be no assurance that the other conditions to consummation of the Offer will be satisfied. Therefore, there can be no assurance that Purchaser will be able to consummate the Offer or, if the Offer is consummated, that Purchaser will be able to effectuate the Proposed Merger, nor can there be any guarantee as to the timing of the Proposed Merger if it is consummated. See below and Section 14—"Conditions to the Offer" and Section 15—"Certain Legal Matters; Antitrust; State Takeover Statutes; the Rights Condition; Appraisal Rights; "Going-Private" Transactions" for more information.

        If Purchaser acquires Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to its equity ownership in PharMerica, Purchaser may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as it shall determine, which may be different from the price paid in the Offer. Purchaser also reserves the right to dispose of Shares that it has acquired or may acquire.

        The Proposed Merger.    Purchaser intends, as soon as practicable after completion of the Offer, to seek to have PharMerica consummate the Proposed Merger. At the effective time of the Proposed Merger, each Share that is issued and outstanding immediately prior to the effective time of the Proposed Merger (other than Shares owned by Omnicare or its subsidiaries (including, without limitation, Purchaser) and Shares owned by stockholders who properly exercise their appraisal rights under Delaware law) would be converted into the right to receive an amount in cash per Share equal to the highest price paid per Share pursuant to the Offer. Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser believes it would be able to consummate the Proposed Merger without a vote of the Board of Directors of PharMerica or the other stockholders. If Purchaser does not acquire at least 90% of the outstanding Shares, under the DGCL, Purchaser would have to obtain the approval of the Board of Directors of PharMerica and the stockholders of PharMerica to effect the Proposed Merger. If Purchaser acquires, pursuant to the Offer or otherwise, at least a majority of the outstanding Shares, Purchaser would, subject to approval of the Board of Directors of PharMerica, have sufficient voting power to approve the Proposed Merger without the affirmative vote of any other stockholder of PharMerica. There can be no assurance that the Board of Directors of PharMerica will approve the Proposed Merger. If the Section 203 Condition is not satisfied but Purchaser elects to consummate the Offer, Section 203 could significantly delay Purchaser's ability to consummate the Proposed Merger. Section 15—"Certain Legal Matters; Antitrust; State Takeover Statutes; the Rights Condition; Appraisal Rights; "Going-Private" Transactions" for more information.

        The foregoing discussion of certain provisions of the DGCL is not a complete description of the DGCL or such provisions thereof and is qualified in its entirety by reference to the DGCL.

Board Representation.

        We may nominate, and solicit proxies for the election of, a slate of Nominees for election at PharMerica's 2012 annual meeting of stockholders pursuant to a Proxy Solicitation.

        Whether or not we propose a merger or other similar business combination with PharMerica and whether or not our Nominees are nominated and elected at PharMerica's annual meeting of stockholders, we intend, as soon as practicable after completion of the Offer, to seek maximum representation on the Board of Directors of PharMerica. We intend, promptly after the completion of the Offer, to request that some or all of the current members of the Board of Directors of PharMerica resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to take such action as may be necessary and lawful to secure control of the Board of Directors of PharMerica.

        If we propose Nominees for election at PharMerica's 2012 annual meeting of stockholders, we expect that our Nominees, subject to their fiduciary duties under applicable law, would cause the Board of Directors of PharMerica to:

  •
  amend the Rights Agreement or redeem the Rights, or otherwise act to satisfy the Rights Condition;

  •
  approve the Offer and the Proposed Merger, or otherwise act to satisfy the Section 203 Condition; and

  •
  take any other actions necessary to cause to permit the Proposed Merger to be consummated.

        Plans for PharMerica.    In connection with the Offer, we have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that we might consider in the event that Purchaser acquires PharMerica. In addition, if and to the extent that Purchaser acquires control of PharMerica or otherwise obtains access to the books and records of PharMerica, Omnicare and Purchaser intend to conduct a detailed review of PharMerica and its assets, financial projections, corporate structure, capitalization, operations, properties, policies, management and personnel and determine what, if any, changes would be desirable to achieve anticipated synergies in the combined company, in light of the circumstances which then exist. Such strategies could include, among other things, changes in PharMerica's business, facility locations, corporate structure, rationalization of employment and cost levels, product development, marketing strategies, capitalization, management or dividend policy.

        As of the date of this Offer to Purchase, except as described in this Offer to Purchase, neither Omnicare nor Purchaser has any definitive plans that would relate to or result in (i) any extraordinary corporate transaction involving PharMerica or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any sale or transfer of a material amount of assets of PharMerica or any of its subsidiaries, (iii) any material change in PharMerica's capitalization or dividend policy or indebtedness or capitalization of PharMerica or (iv) any other material change in PharMerica's corporate structure or business.

        If the Shares are not delisted prior to the Proposed Merger, we intend to cause the delisting of the Shares by the NYSE promptly following the consummation of the Offer. We intend to seek to cause PharMerica to terminate registration of the Shares under the Exchange Act once the Offer is consummated and the requirements for deregistration, including the delisting of the Shares, are met. See Section 7—"Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations; Rights."

        If we acquire control of PharMerica, we expect that, prior to our acquisition of the entire equity interest in PharMerica or the consummation of the Proposed Merger, no dividends will be declared on the Shares.

12.   SOURCE AND AMOUNT OF FUNDS.

        Purchaser estimates that the total amount of funds required to purchase all issued and outstanding Shares pursuant to the Offer and Proposed Merger, to repay certain indebtedness of PharMerica in connection with the transaction and to pay related fees, commissions and expenses will be approximately $745.0 million. Omnicare expects to contribute or otherwise advance funds to enable Purchaser to consummate the Offer. Omnicare plans to obtain the funds for such capital contributions or advances from a combination of available cash and borrowings under the Senior Unsecured Credit Agreement, dated as of August 24, 2011, by and among Omnicare, the lenders named therein, SunTrust Bank, as Administrative Agent, JP Morgan Chase Bank, N.A., as Syndication Agent, and Barclays Bank PLC, Goldman Sachs Bank USA and Bank of America, N.A., as Co-Documentation Agents (the "Senior Credit Agreement"). As of June 30, 2011, Omnicare had cash and cash equivalents in the amount of $524.0 million. Omnicare expects, based upon the combination of available cash and borrowings under the Senior Credit Agreement, to have sufficient funds at the expiration of the Offer to pay the Offer Price for all Shares tendered in the Offer. The Offer is not conditioned upon any financing arrangements.

        The Senior Credit Agreement consists of (i) a $300 million, five-year senior unsecured revolving credit facility and (ii) a $450 million, five-year senior unsecured term loan facility. The Senior Credit Agreement also provides for an uncommitted incremental facility that permits Omnicare, subject to certain conditions, to increase the commitments under the Senior Credit Agreement by up to $300 million in the aggregate. However, no lender is obligated to participate in any such increase.

        Omnicare's obligations under the Senior Credit Agreement are unsecured. The Senior Credit Agreement is guaranteed by the subsidiaries of Omnicare, subject to certain exceptions. The Senior Credit Agreement will mature on August 24, 2016. The interest rate applicable to the Senior Credit Agreement is, at Omnicare's option, a floating base rate plus an applicable margin or the London interbank offered rate (LIBOR) plus an applicable margin. Initially, the applicable margins will be set at 1.50% with respect to the floating base rate loans and 2.50% with respect to the LIBOR loans. The applicable margins for the Senior Credit Agreement may increase or decrease based on Omnicare's consolidated total leverage ratio as specified in the Senior Credit Agreement.

        The Senior Credit Agreement contains covenants including compliance with various financial ratios and tests, and covenants that restrict, among other things, Omnicare's ability to incur debt, incur liens, merge or consolidate with other companies, sell assets, make certain investments, pay dividends or distributions to stockholders and enter into transactions with affiliates. Events of default include failure to pay principal or interest when due, breach of any representation or warranty, covenant defaults, impairment of loan documentation or any guarantees and cross-defaults to certain other indebtedness. No alternative financing is contemplated at this time.

        The Senior Credit Agreement is filed as Exhibit (b)(1) to this Offer to Purchase and the foregoing summary is qualified in its entirety by reference to the terms of the Senior Credit Agreement.

        It is anticipated that the indebtedness incurred by Omnicare in connection with the Offer and the Proposed Merger will be repaid from funds generated internally by Omnicare and its subsidiaries (including, after the Proposed Merger, if consummated, available cash of, and funds generated by, PharMerica and its subsidiaries) and through additional borrowings. No final decisions have been made, however, concerning the method Omnicare will employ to repay such indebtedness. Such decisions, when made, will be based on Omnicare's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

13.   DIVIDENDS AND DISTRIBUTIONS.

        If, on or after September 7, 2011, PharMerica (1) splits, combines, reclassifies or otherwise changes the Shares or its capitalization, (2) acquires Shares or otherwise causes a reduction in the number of Shares, (3) issues or sells additional Shares or any shares of any other class of capital stock or other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (4) discloses that it has taken any such action, then, without prejudice to Purchaser's rights under Section 14—"Conditions to the Offer," Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer and the Proposed Merger as it deems appropriate to reflect such split, combination, reclassification or other change including, without limitation, the number or type of securities offered to be purchased.

        If, on or after September 7, 2011, PharMerica declares or pays any dividend on the Shares or other distribution on the Shares or Rights, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, or voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on PharMerica stock transfer records, then, subject to the provisions of Section 14—"Conditions to the Offer," (1) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividends or cash distributions and (2) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (A) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (B) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

14.   CONDITIONS TO THE OFFER.

        Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, (1) at or prior to the Expiration Date, the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, the Impairment Condition or the HSR Condition has not been satisfied, or (2) at any time on or after September 7, 2011 and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall occur or conditions shall exist:

          (a)   there shall be threatened or instituted or pending, any action or proceeding by or before any court, government or governmental authority or agency, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by Purchaser, Omnicare or any other affiliate of Omnicare or the consummation by Purchaser, Omnicare or any other affiliate of Omnicare of the Proposed Merger or any other business combination with PharMerica, (B) seeking to obtain material damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Proposed Merger or any such business combination, (2) seeking to restrain or prohibit the full rights of ownership or operation by Purchaser, Omnicare or any other affiliate of Omnicare of all or any portion of the business or assets of PharMerica and its subsidiaries or of Omnicare or its affiliates, or to compel Purchaser, Omnicare or any other affiliate of Omnicare to dispose of or hold separate all or any portion of the business or assets of Omnicare or its affiliates or PharMerica or any of its subsidiaries or seeking to impose any limitation on the ability of Purchaser, Omnicare or any other affiliate of Omnicare to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of Purchaser, Omnicare or any other affiliate of Omnicare effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to PharMerica stockholders, (4) seeking to require divestiture by Purchaser, Omnicare or any other affiliate of Omnicare of any Shares, (5) seeking any material diminution in the benefits expected to be derived by Purchaser, Omnicare or any other affiliate of Omnicare as a result of the transactions contemplated by the Offer or the Proposed Merger or any other business combination with PharMerica, (6) adversely affecting the ability to use funds for the Offer, the Proposed Merger or any other business combination with PharMerica, (7) which otherwise, in the reasonable judgment of Purchaser, might materially adversely affect Purchaser, Omnicare or any other affiliate of Omnicare or the value of the Shares or (8) in the reasonable judgment of Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of PharMerica or any of its subsidiaries;

          (b)   there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to Purchaser, Omnicare or any other affiliate of Omnicare or (2) to the Offer or the Proposed Merger or other business combination by Purchaser, Omnicare or any other affiliate of Omnicare with PharMerica, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in the reasonable judgment of Purchaser, might directly or indirectly result in any of the consequences referred to in clauses (1) through (8) of paragraph (a) above;

          (c)   any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of PharMerica or any of its subsidiaries which, in the reasonable judgment of Purchaser, is or may be materially adverse, or Purchaser shall have become aware of any change of this type or other fact, regardless of the date of occurence, which, in the reasonable judgment of Purchaser, has or may have material adverse significance, with respect to either the value of PharMerica or any of its subsidiaries or the value of the Shares to Purchaser, Omnicare or any other affiliate of Omnicare;

          (d)   there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of Purchaser, might materially adversely affect the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the United States, (5) a material change in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which PharMerica or its subsidiaries do business that could, in the reasonable judgment of Purchaser, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of PharMerica or any of its subsidiaries or the trading in, or value of, the Shares, (7) any decline in either the Dow Jones Industrial Average, or the Standard & Poor's Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15% measured from the close of business on September 6, 2011 or any material adverse change in the market price in the Shares or (8) in the case of any of the foregoing existing on September 6, 2011, a material acceleration or worsening thereof;

          (e)   we become aware (1) that any material contractual right of PharMerica or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of PharMerica or any of its subsidiaries (other than any indebtedness incurred pursuant to the Credit Agreement, dated July 31, 2007, between PharMerica, the Lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent, as publicly disclosed to be in effect prior to September 7, 2011) has been or will be accelerated or has otherwise become or will become due or become subject to acceleration prior to its stated due date, or, in each case, would reasonably be expected to occur, in each case, with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by Purchaser, Omnicare or any other affiliate of Omnicare of a merger or other similar business combination involving PharMerica or (2) of any covenant, term or condition in any instrument or agreement of PharMerica or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of PharMerica or any of its subsidiaries or affiliates or the value of the Shares to Purchaser, Omnicare or any other affiliate of Omnicare (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by Omnicare or Purchaser or Omnicare's or Purchaser's consummation of a merger or other similar business combination involving PharMerica);

          (f)    PharMerica or any of its subsidiaries shall have (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the Shares or its capitalization, (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding Shares or other securities or other equity interests, (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares, other than Shares issued or sold upon the exercise or conversion (in accordance with the publicly disclosed terms thereof on September 6, 2011) of director or employee stock options outstanding on the date of this Offer to Purchase, or issued, distributed or sold, or authorized or proposed the issuance, distribution or sale, of shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (4) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of PharMerica (other than a distribution of the Rights certificates or a redemption of the Rights in accordance with the Rights Agreement as publicly disclosed to be in effect prior to September 7, 2011), (5) altered or proposed to alter any material term of any outstanding security or material contract, permit or license or otherwise materially amended any of the foregoing (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger), (6) incurred any debt otherwise than in the ordinary course of business consistent with past practice or any debt containing, in the reasonable judgment of Purchaser, burdensome covenants or security provisions, (7) authorized, recommended, proposed or entered into an agreement, agreement in principle, arrangement or understanding with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of PharMerica or any of its subsidiaries or any comparable event not in the ordinary course of business, (8) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, agreement in principle, arrangement or understanding with any person or group that, in Purchaser's reasonable judgment, could adversely affect either the value of PharMerica or any of its subsidiaries or the value of the Shares to Purchaser, Omnicare or any other affiliates of Omnicare, (9) acquired, or authorized, recommended or proposed to acquire, any business or assets material to PharMerica or any of its affiliates (except purchases of inventory in the ordinary course of business consistent with past practice), (10) adopted, established or entered into any new employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or adopted, established or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger, or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings on file with the SEC, (11) except as may be required by law, taken any action to adopt, establish, terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of PharMerica or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings, (12) transferred into escrow (or other similar arrangement) any amounts required to fund any existing benefit, employment, severance, change of control or other similar agreement, in each case other than in the ordinary course of business consistent with past practice or (13) amended or authorized or proposed any amendment to their respective certificates of incorporation or by-laws or similar organizational documents, or Purchaser shall become aware that PharMerica or any of its subsidiaries shall have proposed or adopted any such amendment which has not been previously disclosed in publicly available documents on file with the SEC (in each case, other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger);

          (g)   a tender or exchange offer for any Shares shall be made or publicly proposed to be made by any other person (including, without limitation, PharMerica or any of its subsidiaries or affiliates) or it shall be publicly disclosed or Purchaser shall otherwise learn that (1) any person, entity (including, without limitation, PharMerica or any of its subsidiaries or affiliates) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of PharMerica (including, without limitation, the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of PharMerica (including, without limitation, the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the SEC on September 6, 2011, (2) any such person, entity or group, which before had filed such a Schedule with the SEC has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of PharMerica (including, without limitation, the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of PharMerica (including, without limitation, the Shares), (3) any person or group shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving PharMerica or any of its subsidiaries, or (4) any person shall file a Notification and Report Form under the HSR Act, or make a public announcement reflecting an intent to acquire PharMerica or any assets or securities of PharMerica or any of its subsidiaries (other than purchases by customers of inventory in the ordinary course of business);

          (h)   Omnicare, Purchaser or any other affiliate of Omnicare shall have reached an agreement or understanding with PharMerica providing for termination of the Offer, or Omnicare, Purchaser or any other affiliate of Omnicare shall have entered into a definitive agreement or announced an agreement in principle with PharMerica providing for a merger or other business combination with PharMerica or any of its subsidiaries or the purchase of stock or assets of PharMerica or any of its subsidiaries which does not contemplate the Offer;

          (i)    any waiting periods under the HSR Act applicable to the purchase of the Shares pursuant to the Offer shall not have expired or been terminated, or any approval, permit, authorization, consent or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or third party which is necessary to consummate the Offer and the Proposed Merger shall not have been obtained on terms satisfactory to Purchaser; or

          (j)    PharMerica or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving PharMerica or any of its subsidiaries or the purchase of securities or assets of PharMerica or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of PharMerica or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase;

which, in the reasonable judgment of Omnicare or Purchaser, regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of Purchaser or Omnicare and may be asserted by Purchaser and Omnicare, in their sole discretion, regardless of the circumstances (including, without limitation, any action or omission by PharMerica, Omnicare or Purchaser) giving rise to any such conditions or, subject to the Offer remaining open for a minimum period of time following the waiver of a material condition as required by the rules and regulations of the SEC, may be waived by Purchaser or Omnicare, in their sole discretion, in whole or in part, at any time and from time to time. To the extent permitted by the rules and regulations of the SEC which require the satisfaction or waiver of conditions prior to expiration of the Offer, the failure by Purchaser or Omnicare at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Purchaser or Omnicare concerning any condition or event described in this Section 14 shall be final and binding upon all parties to the fullest extent permitted by law.

15.   CERTAIN LEGAL MATTERS; ANTITRUST; STATE TAKEOVER STATUTES; THE RIGHTS CONDITION; APPRAISAL RIGHTS; "GOING-PRIVATE" TRANSACTIONS.

        Except as set forth in this Offer to Purchase, based on its review of publicly available filings by PharMerica with the SEC and other publicly available information regarding PharMerica, Purchaser is not aware of any governmental or regulatory licenses or permits that would be material to the business of PharMerica and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the subsidiaries of PharMerica) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the subsidiaries of PharMerica) by Purchaser pursuant to the Offer as contemplated herein.

        Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to PharMerica's business, or that certain parts of the business of PharMerica or Omnicare might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See "Introduction" and Section 14—"Conditions to the Offer" for a description of certain conditions to the Offer.

        Antitrust.    Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), transactions that meet certain monetary thresholds must be reported to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and may not be consummated until the applicable statutory waiting period has expired or terminated.

        Pursuant to the requirements of the HSR Act, Omnicare plans to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC as promptly as possible. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., eastern time, 15 calendar days following such filing, unless such 15th day is a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 p.m eastern time, on the next regular business day. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information from Omnicare. If such request is made, the waiting period will expire at 11:59 p.m., eastern time, on the tenth calendar day after Omnicare has substantially complied with such request. The waiting period would not be affected either by the failure of PharMerica (as opposed to Omnicare) to file a Notification and Report form or to comply with any request for additional information issued by the FTC or the Antitrust Division.

        The Antitrust Division and the FTC routinely assess the potential competitive effects of transactions reported under the HSR Act such as the acquisition of Shares by Purchaser pursuant to the Offer and the Proposed Merger. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including, without limitation, seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of assets of Omnicare, Purchaser, PharMerica or their respective subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. Based upon an examination of information available to Purchaser relating to the businesses in which Omnicare, Purchaser, PharMerica and their respective subsidiaries are engaged, Purchaser believes that the Offer and the Proposed Merger will not violate antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Proposed Merger on antitrust grounds will not be made or that, if such a challenge is made, Purchaser will prevail. See Section 14—"Conditions to the Offer" for certain conditions to the Offer, including, without limitation, conditions with respect to litigation.

        State Takeover Statutes.    PharMerica is incorporated under the laws of the State of Delaware. If the Section 203 Condition is not satisfied but Purchaser elects, in its sole discretion, to consummate the Offer, Section 203 of the DGCL ("Section 203") could significantly delay Purchaser's ability to acquire the entire equity interest in PharMerica.

        In general, Section 203 prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon completion of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

        The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 by (in addition to any other required vote) the affirmative vote of a majority of the shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to its adoption, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (iii) the business combination is proposed by an interested stockholder prior to the completion or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

        The Offer is subject to satisfaction of the Section 203 Condition, which will be satisfied if, among other things, (i) prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of PharMerica approves the Offer or the Proposed Merger or (ii) there are validly tendered prior to the Expiration Date and not withdrawn a number of Shares which, together with the Shares then owned by Purchaser, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of PharMerica).

        Purchaser reserves the right to waive the Section 203 Condition, although there can be no assurance that it will do so, and it has not determined whether it would be willing to do so under any circumstances. If Purchaser waives such condition and purchases Shares pursuant to the Offer or otherwise and Section 203 is applicable, Purchaser may nevertheless seek to consummate a merger or other business combination with PharMerica. Purchaser believes it would be able to cause the consummation of such a merger or other business combination if it owns a majority of the outstanding Shares and (i) such merger or other business combination is approved by the Board of Directors of PharMerica and authorized at an annual or special meeting of stockholders of PharMerica, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Shares not owned by Purchaser or its affiliates and associates; or (ii) such merger or other business combination occurs after the expiration of three years following the date Purchaser became an interested stockholder.

        On the other hand, if Purchaser waives the Section 203 Condition and purchases Shares pursuant to the Offer or otherwise and is prevented by Section 203 from consummating a merger or other business combination with PharMerica for any period of time, Purchaser may (i) determine not to seek to consummate such a merger or other business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by PharMerica. Purchaser has not determined whether it would take any of the actions described above under such circumstances.

        The exact timing and details of the Proposed Merger or any other merger or other business combination involving PharMerica will necessarily depend upon a variety of factors, including the number of Shares Purchaser acquires pursuant to the Offer. Although Purchaser currently intends to propose the Proposed Merger generally on the terms described herein, it is possible that, as a result of substantial delays in its ability to effect such a transaction, actions PharMerica may take in response to the Offer, information Purchaser obtains hereafter, changes in general economic or market conditions or in the business of PharMerica or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Purchaser reserves the right not to propose the Proposed Merger or any other merger or other business combination with PharMerica or to propose such a transaction on terms other than those described above.

        A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes purport to apply to the Offer or the Proposed Merger, Purchaser believes that there are reasonable bases for contesting such laws. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        PharMerica, directly or through subsidiaries, conducts business in a number of other states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Proposed Merger and has not endeavored to comply with any such laws. Should any person seek to apply any such state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Proposed Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Proposed Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14—"Conditions to the Offer."

        The Rights Condition.    Consummation of the Offer is conditioned upon the Board of Directors of PharMerica redeeming the Rights or Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger, or any other business combination entered into by Omnicare or any of its subsidiaries (including without limitation, Purchaser) and PharMerica.

        The following description of the Rights is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to PharMerica's Current Report on Form 8-K filed with the SEC on August 25, 2011 and by reference to the Rights Agreement, which is filed as Exhibit 4.1 thereto.

        According to the Rights Agreement, on August 25, 2011, the Board of Directors of PharMerica declared a dividend of one Right for each outstanding Share. The dividend is payable on September 6, 2011 to the stockholders of record on September 6, 2011 (the "Record Date").

        Each holder of a Share as of the Record Date will receive a dividend of one Right per Share. Each Right entitles the registered holder to purchase from PharMerica one one-thousandth of a share of Preferred Stock at a price of $45 per one one-thousandth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment.

        Until the Distribution Date, the Rights will be evidenced, with respect to any of the certificates for Shares outstanding as of the Record Date, by such certificates for Shares. The "Distribution Date" is the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Shares or (ii) ten business days (or such later date as may be determined by action of the Board of Directors of PharMerica prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Shares.

        Until the Distribution Date (or earlier expiration of the Rights), (i) the Rights will be transferred with and only with the Shares, (ii) new certificates for Shares issued after the Record Date upon transfer or new issuances of Shares will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Shares outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights, will also constitute the transfer of the Rights associated with the Shares represented by such certificates.

        As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

        The Rights are not exercisable until the Distribution Date. The Rights will expire on August 25, 2021 (the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by PharMerica, in each case as described below. However, the Rights will expire immediately at the final adjournment of PharMerica's 2012 annual meeting of stockholders if stockholder approval of the Rights Agreement has not been received prior to such time.

        The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution. The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the Shares payable in Shares or subdivisions, consolidations or combinations of Shares occurring, in any such case, prior to the Distribution Date.

        In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of Shares having a market value of two times the exercise price of the Right.

        In the event that, after a person or group has become an Acquiring Person, PharMerica is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom PharMerica has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Right.

        At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding Shares, the Board of Directors of PharMerica may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for Shares or shares of Preferred Stock (or a series of PharMerica's preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one Share, or a fractional share of Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.

        With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock or Shares will be issued (other than fractions of Preferred Stock which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of PharMerica, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Preferred Stock or the Shares.

        At any time prior to the time an Acquiring Person becomes such, the Board of Directors of PharMerica may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price") payable, at the option of PharMerica, in cash, Shares or such other form of consideration as the Board of Directors of PharMerica shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors of PharMerica in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        For so long as the Rights are then redeemable, PharMerica may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, PharMerica may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

        Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of PharMerica, including, without limitation, the right to vote or to receive dividends.

        Based on publicly available information, Omnicare and Purchaser believe that, as of the date of this Offer to Purchase, the Rights are not exercisable, the Right Certificates have not been issued and the Rights are evidenced by certificates for Shares. On August 25, 2011, the Board of Directors of PharMerica determined that any Distribution Date that would result from the public announcements and actions of Omnicare and any affiliate thereof be deferred until such time, if ever, that the Board of Directors of PharMerica determines to eliminate such deferral.

        Appraisal Rights.    Appraisal rights are not available in the Offer. If the Proposed Merger is consummated, holders of Shares at the effective time of the merger who do not vote in favor of, or consent to, the Proposed Merger and who comply with Section 262 of the DGCL will have the right to demand appraisal of their Shares (the "Dissenting Shares"). Under Section 262 of the DGCL, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Since appraisal rights are not available in the Offer, no demand for appraisal under Section 262 of the DGCL may be made at this time. Any judicial determination of the fair value of Dissenting Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Proposed Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

        If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its, his or her rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Proposed Merger. A stockholder may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the Proposed Merger.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        "Going-Private" Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions and may under certain circumstances be applicable to the Proposed Merger. Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the

Proposed Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning PharMerica and certain information relating to the fairness of the Proposed Merger and the consideration offered to minority stockholders be filed with the SEC and distributed to minority stockholders before the consummation of any such transaction.

        The foregoing discussion of certain provisions of the DGCL and the Exchange Act is not a complete description of the DGCL or the Exchange Act or such provisions thereof and stockholders are advised to read the applicable provisions of the DGCL and the Exchange Act. The foregoing descriptions of the DGCL are qualified in their entirety by reference to the DGCL.

16.   LEGAL PROCEEDINGS.

        On September 7, 2011, Omnicare filed a lawsuit in the Court of Chancery of the State of Delaware against PharMerica and the members of the Board of Directors of PharMerica. In the action, Omnicare alleges, among other things, that the director defendants violated their fiduciary duties by refusing to engage in negotiations with Omnicare, refusing to evaluate Omnicare's offer, and refusing to remove or render inapplicable preclusive defensive measures preventing PharMerica's stockholders from considering the Offer and the Proposed Merger. Omnicare is seeking, among other things, declaratory and injunctive relief (i) enjoining the director defendants from engaging in any action or inaction that has the effect of improperly impeding the Offer in a manner inconsistent with their fiduciary duties and (ii) compelling the director defendants to render the Rights Agreement and Section 203 of the DGCL inapplicable to the Offer and the Proposed Merger.

17.   CERTAIN FEES AND EXPENSES.

        Goldman, Sachs & Co. is acting as financial advisor to Omnicare in connection with its effort to enter into a business combination with PharMerica and Goldman, Sachs & Co. is acting as the Dealer Manager in connection with the Offer. Goldman, Sachs & Co. will receive customary fees in connection with the engagement. Omnicare has also agreed to reimburse Goldman, Sachs & Co. (in its capacity as financial advisor and Dealer Manager) for its reasonable expenses resulting from or arising out of its engagement and to indemnify Goldman, Sachs & Co. and certain related persons against certain liabilities and expenses in connection with its engagement, including, without limitation, certain liabilities under the federal securities laws. Goldman, Sachs & Co. and its affiliates render various investment banking and other advisory services to Omnicare and its affiliates and are expected to continue to render such services, for which they have received and expect to continue to receive customary compensation from Omnicare and its affiliates. In the ordinary course of Goldman, Sachs & Co.'s businesses, it and its affiliates engage in trading, market making and brokerage activities and may actively trade or hold securities or loans of Omnicare and PharMerica for its own account or for the accounts of customers and, accordingly, Goldman, Sachs & Co. and its affiliates may at any time hold long or short positions in these securities or loans.

        D.F. King has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by email, mail, telephone, facsimile, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

        In addition, Wells Fargo has been retained by Purchaser as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

        Except as set forth above, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

18.   MISCELLANEOUS.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        No Person has been authorized to give any information or make any representation on behalf of Omnicare or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including, without limitation, exhibits, may be examined and copies may be obtained from the offices of the SEC in the same manner as discussed in Section 8—"Certain Information Concerning PharMerica" with respect to information concerning PharMerica.

Philadelphia Acquisition Sub, Inc.

September 7, 2011

 SCHEDULE I

        INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF OMNICARE AND PURCHASER

        Directors and Executive Officers of Omnicare. The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Omnicare. The business address and telephone number of each such person is c/o Omnicare, Inc., 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky 41011, (859) 392-3300. Unless otherwise indicated, each person listed below is a citizen of the United States.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Mark A. Emmert, Ph.D.	Director (since 2011)

Dr. Emmert is currently President of the National Collegiate Athletic Association, a position he has held since October 2010. Prior thereto, Dr. Emmert served as President of the University of Washington since 2004. Dr. Emmert previously served as Chancellor at Louisiana State University and the University of Connecticut, and has held administrative and academic positions at Montana State University and the University of Colorado. Dr. Emmert currently serves on the boards of directors of Expeditors International of Washington, Inc. and Weyerhaeuser Company.
John G. Figueroa	Director and Chief Executive Officer (since 2011)

Mr. Figueroa was appointed Chief Executive Officer of Omnicare on January 1, 2011. Prior to joining Omnicare, Mr. Figueroa served as President of the U.S. Pharmaceutical Group at McKesson Corporation ("McKesson") from 2006 through 2010. He also previously held a number of positions at McKesson, including President of National Account Sales and Packaging and Senior Vice President of the Southwest Region. Prior to joining McKesson, Mr. Figueroa spent seven years at Baxter Healthcare Corporation where he held several executive positions. Mr. Figueroa also has served as an officer in the United States Army. Mr. Figueroa is a member of the board of directors of Reliance Steel & Aluminum Co.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Steven J. Heyer	Director (since 2008)

Mr. Heyer is currently the Chairman of Harry & David Holdings, Inc., founder of Avra Kehdabra Animation LLC, and Chairman of Next 3D, Inc., a software company. Mr. Heyer previously served as the Chief Executive Officer of Harry & David from February 2010 until February 2011. In March 2011, Harry & David Holdings, Inc. filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code and is in the midst of the restructuring process. Mr. Heyer was the Chief Executive Officer of Starwood Hotels & Resorts Worldwide from October 2004 until April 2007. He also served as a director of Starwood until April 2007. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2002 to September 2004. From 1994 to 2001, Mr. Heyer was President and Chief Operating Officer of Turner Broadcasting System, Inc. and a member of AOL Time Warner's Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. Mr. Heyer is a member of the board of directors of Lazard Ltd. and Lazard Group and he was appointed lead director of Lazard Ltd. in November 2009. He is also a member of the board of directors of the National Collegiate Athletic Association.
Andrea R. Lindell, Ph.D., RN	Director (since 1992)

Dr. Lindell is Director of the DNP Program (Doctorate in Nursing Practice) at the Walden University School of Nursing, a position she has held since August 1, 2011. Dr. Lindell also serves as Professor Emeritus of the College of Nursing Academic Health Center at the University of Cincinnati, a position she has held since January 2011. Dr. Lindell served as Dean and a Professor of the College of Nursing from December 1990 to December 2010. Dr. Lindell has also served as Associate Senior Vice President for Academic Health Affairs at the University of Cincinnati. From 1998 to January 2008, she held the position of Associate Senior Vice President of the University of Cincinnati Medical Center. From September 1994 to June 2002, she also held an additional position as Interim Dean of the College of Allied Health Sciences at the University of Cincinnati. From August 1981 to August 1990, Dr. Lindell served as Dean and a Professor of the School of Nursing at Oakland University, Rochester, Michigan. In addition, from September 1977 until August 1981, Dr. Lindell also held the position of Chair, Department of Nursing, of the University of New Hampshire. Dr. Lindell is a director of Chemed Corporation.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Barry Schochet	Director (since 2011)

Mr. Schochet currently serves as President and Chief Executive Officer of BPS Health Ventures, LLC, a healthcare consulting and investment firm, a position he has held since 2005. He has also, since 2007, been an operating partner with CIC Partners, a mid-market private equity firm. From 1995 until 2005, Mr. Schochet served in various executive capacities at Tenet Healthcare Corporation, including Vice Chairman. He has also served as the Hospital Division President for National Medical Enterprises and as Chief Executive Officer of Cypress Community Hospital. Mr. Schochet currently serves on the board of directors of Universal Hospital Services, Inc.
James D. Shelton	Director (since 2008)

Mr. Shelton is the non-executive Chairman of the Board of Directors of Omnicare and has held this position since January 2011. Mr. Shelton served as Interim President and Chief Executive Officer of Omnicare from August 2010 through December 2010. Mr. Shelton is also Chairman of the Board of LHP Hospital Partners, Inc. ("Legacy"). Prior to holding his current position at Legacy, Mr. Shelton served as Chairman of the Board, President and Chief Executive Officer of Triad Hospitals, Inc. from May 1999 until the organization was sold in 2007. Mr. Shelton also serves as a Senior Advisor to CCMP Capital Advisors, LLC. Mr. Shelton is a director of Ventas, Inc.
Amy Wallman	Director (since 2004)

Ms. Wallman is a retired audit partner with Ernst & Young International, a position she held from 1984 to July 2001. From 1995 to 2001, she also served as Health Care Industry Leader in Ernst & Young's healthcare practice based in New York, New York.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
John L. Workman	President and Chief Financial Officer

Mr. Workman was appointed President and Chief Financial Officer on February 17, 2011. From November 2009 to February 2011, Mr. Workman served as Executive Vice-President and Chief Financial Officer. From 2004 to 2009, Mr. Workman served as Executive Vice President and Chief Financial Officer of HealthSouth Corporation. Prior to joining HealthSouth Corporation, Mr. Workman served as Chief Executive Officer of U.S. Can Corporation where he also served as Chief Operating Officer and Chief Financial Officer during his six year tenure. Before that he spent more than 14 years with Montgomery Ward & Company, Inc., serving in various capacities within the company's financial organization, including Controller, Chief Financial Officer and Chief Restructuring Officer. Mr. Workman began his career with the public accounting firm KPMG, where he was a partner.
Leo P. Finn III	Executive Vice President—Strategic Planning and Development

Mr. Finn was appointed Executive Vice President—Strategic Planning and Development on November 15, 2010. From August 2005 to November 2010, Mr. Finn served as Senior Vice President—Strategic Planning and Development. From May 1997 to August 2005, Mr. Finn served as Vice President—Strategic Planning and Development. From 1995 to 1997, he served as Regional Vice President of Operations for Omnicare's Illinois, Iowa, and Wisconsin pharmacy operations. Mr. Finn joined Omnicare in 1990 as Vice President of Business Development.
Nitin Sahney	Executive Vice President and President, Specialty Care Group

Mr. Sahney was appointed Executive Vice President and President—Specialty Care Group on November 1, 2010. Prior to joining Omnicare, Mr. Sahney managed a healthcare investment fund since October 2007. Before that, Mr. Sahney served as President and CEO of RxCrossroads, a specialty pharmaceutical services company acquired by Omnicare in 2005, from 2001 until August 2007. Prior to his involvement with RxCrossroads, Mr. Sahney held a number of management positions with Cardinal Healthcare beginning in September 1993.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Jeffrey M. Stamps	Executive Vice President and President, Long-Term Care Operations

Mr. Stamps was appointed Executive Vice President and President—Long-Term Care Operations on November 15, 2010. Since May 2009 Mr. Stamps served as Senior Vice President—Pharmacy Operations. From February 2007 to May 2009, Mr. Stamps served as corporate Vice President and Senior Vice President—Field Operations for Omnicare's Pharmacy Operations Group. From August 2005 until February 2007, he was corporate Vice President and Senior Vice President of the Central Division of the Pharmacy Operations Group. From 2001 until August 2005, he was Senior Regional Vice President—Eastern Region of the Pharmacy Operations Group.
Priscilla Stewart-Jones	Executive Vice President, Human Resources

Ms. Stewart-Jones was appointed Executive Vice President, Human Resources in September, 2011. Before joining Omnicare, Ms. Stewart Jones served in a number of human resources capacities at McKesson Corporation since June 2001 including, most recently, as Senior Vice President of Human Resources for the U.S. Pharmaceutical Group. Prior to joining McKesson, Ms. Stewart-Jones served in various human resource capacities with companies in the consumer packaged goods, hospitality and retail banking industries.
W. Gary Erwin	Senior Vice President—Professional Services

Dr. Erwin was appointed Senior Vice President—Professional Services on September 28, 2006. From July 2000 to September 2006, Dr. Erwin served as Vice President—Health Care Systems Programs and President of Omnicare Senior Health Outcomes. Prior to that time, Dr. Erwin served Omnicare as Vice President—Health Systems Programs. Before joining Omnicare in 1997, Dr. Erwin served as Vice President for Professional Programs, and Professor of Clinical Pharmacy, Philadelphia College of Pharmacy and Science. In addition, he was on the faculty at the University of Georgia, where he specialized in geriatric pharmacotherapy and long-term care.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Beth A. Kinerk	Senior Vice President—Sales and Customer Development

Ms. Kinerk was appointed Senior Vice President—Sales and Customer Development on May 26, 2009. From August 2006 to May 2009, Ms. Kinerk served as Vice President—Customer Development. Before joining Omnicare in 2005, Ms. Kinerk served as Vice President of Sales for NeighborCare, Inc. ("NeighborCare") from 2004 to 2005. Prior to joining NeighborCare, Ms. Kinerk served as Director of Sales for Innovatix from 2001 to 2004. Prior to that time, Ms. Kinerk served as Eastern Division Sales Manager for NCS Healthcare, Inc.
Alexander M. Kayne	Senior Vice President, General Counsel and Secretary

Mr. Kayne was appointed Senior Vice President, General Counsel and Secretary in April 2011 and prior thereto served as Interim General Counsel of Omnicare since October 2010. Before joining Omnicare, Mr. Kayne was a partner with the law firm of Dewey & LeBoeuf LLP since 2007 and an associate at such firm since 1998. Prior to that time, Mr. Kayne clerked on the United States District Court for the Eastern District of New York for the Honorable Raymond J. Dearie from 1997-1998. Mr. Kayne is a graduate of Yale University and Yale Law School.

        Directors and Executive Officers of Purchaser. The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. The business address and telephone number of each such person is c/o Omnicare, Inc., 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky 41011, (859) 392-3300. Unless otherwise indicated, each person listed below is a citizen of the United States.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
John G. Figueroa	Director and President of Purchaser

Mr. Figueroa was appointed Chief Executive Officer of Omnicare on January 1, 2011. Prior to joining Omnicare, Mr. Figueroa served as President of the U.S. Pharmaceutical Group at McKesson Corporation ("McKesson") from 2006 through 2010. He also previously held a number of positions at McKesson, including President of National Account Sales and Packaging and Senior Vice President of the Southwest Region. Prior to joining McKesson, Mr. Figueroa spent seven years at Baxter Healthcare Corporation where he held several executive positions. Mr. Figueroa also has served as an officer in the United States Army. Mr. Figueroa is a member of the board of directors of Reliance Steel & Aluminum Co.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
John L. Workman	Director and Treasurer of Purchaser

Mr. Workman was appointed President and Chief Financial Officer on February 17, 2011. From November 2009 to February 2011, Mr. Workman served as Executive Vice-President and Chief Financial Officer. From 2004 to 2009, Mr. Workman served as Executive Vice President and Chief Financial Officer of HealthSouth Corporation. Prior to joining HealthSouth Corporation, Mr. Workman served as Chief Executive Officer of U.S. Can Corporation where he also served as Chief Operating Officer and Chief Financial Officer during his six year tenure. Before that he spent more than 14 years with Montgomery Ward & Company, Inc., serving in various capacities within the company's financial organization, including Controller, Chief Financial Officer and Chief Restructuring Officer. Mr. Workman began his career with the public accounting firm KPMG, where he was a partner.
Alexander M. Kayne	Director and Secretary of Purchaser

Mr. Kayne was appointed Senior Vice President, General Counsel and Secretary in April 2011 and prior thereto served as Interim General Counsel of Omnicare since October 2010. Before joining Omnicare, Mr. Kayne was a partner with the law firm of Dewey & LeBoeuf LLP since 2007 and an associate at such firm since 1998. Prior to that time, Mr. Kayne clerked on the United States District Court for the Eastern District of New York for the Honorable Raymond J. Dearie from 1997-1998. Mr. Kayne is a graduate of Yale University and Yale Law School.

        Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and Rights and any other required documents should be sent or delivered by each stockholder of PharMerica or their broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	For Notice of Guaranteed Delivery (For Eligible Institutions Only) By Facsimile Transmission: (866) 734-9952 (FAX) To Confirm Receipt of Notice of Guaranteed Delivery Only: (800) 468-9716
By Hand or Overnight Delivery:
(Until 6:00 p.m. New York City time on the Expiration Date)
Wells Fargo Bank, N.A.
Shareowner Services
Voluntary Corporate Actions
161 N. Concord Exchange
South St. Paul, MN 55075-1139

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:
D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, NY 10005
Stockholders may call toll free (800) 769-7666
Banks and Brokers may call collect (212) 269-5550
Email: info@dfking.com

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.
200 West Street
New York, New York 10282
(800) 323-5678 (Toll-Free)
(212) 902-1000 (Direct)

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
SCHEDULE I
The Depositary for the Offer is